Exhibit 10.3

Execution Version

CONFIDENTIAL

Purchase and Sale Agreement

Dated August 4, 2020,

By And Between

Riviera Upstream, LLC, and Riviera Operating, LLC,

as Seller,

And

Staghorn Petroleum II, LLC,

as Buyer

26137104v.11

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS	1
ARTICLE 2 SALE AND TRANSFER OF ASSETS; CLOSING	21
2.01	Assets21
2.02	Purchase Price; Deposit Amount21
2.03	Closing; Preliminary Settlement Statement22
2.04	Closing Obligations22
2.05	Allocations and Adjustments23
2.06	Assumption27
2.07	Allocation of Purchase Price28
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER	28
3.01	Organization and Good Standing28
3.02	Authority; No Conflict28
3.03	Bankruptcy29
3.04	Taxes29
3.05	Legal Proceedings30
3.06	Brokers30
3.07	Compliance with Legal Requirements30
3.08	Hydrocarbon Marketing30
3.09	Imbalances30
3.10	Material Contracts30
3.11	Consents and Preferential Purchase Rights31
3.12	Current Commitments31
3.13	Environmental Laws31
3.14	Permits32
3.15	Wells32
3.16	Payout Balances33
3.17	Employee Benefits33
3.18	Disbursement of Production Revenues; Suspense Funds33
3.19	Leases34
3.20	Drilling Obligations34
3.21	Payment of Expenses34
3.22	Knowledge Qualifier for Non-Operated Assets34
3.23	Disclosures with Multiple Applicability; Materiality34
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER	35
4.01	Organization and Good Standing35
4.02	Authority; No Conflict35
4.03	Certain Proceedings35
4.04	Knowledgeable Investor36
4.05	Qualification36
4.06	Brokers36

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4.07	Financial Ability36
4.08	Securities Laws36
4.09	Due Diligence36
4.10	Basis of Buyer’s Decision37
4.11	Business Use, Bargaining Position37
4.12	Bankruptcy37
ARTICLE 5 COVENANTS OF SELLER	38
5.01	Access and Investigation38
5.02	Ownership of the Assets38
5.03	Insurance40
5.04	Consent and Waivers40
5.05	Amendment to Schedules40
ARTICLE 6 OTHER COVENANTS	40
6.01	Notification and Cure40
6.02	Satisfaction of Conditions41
6.03	Replacement of Insurance, Bonds, Letters of Credit, and Guaranties41
6.04	Governmental Reviews41
ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	42
7.01	Accuracy of Representations42
7.02	Seller’s Performance42
7.03	No Proceedings42
7.04	No Orders42
7.05	Necessary Consents and Approvals43
7.06	Closing Deliverables43
7.07	Certain Adjustments43
ARTICLE 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE	43
8.01	Accuracy of Representations43
8.02	Buyer’s Performance44
8.03	No Proceedings44
8.04	No Orders44
8.05	Necessary Consents and Approvals44
8.06	Closing Deliverables44
8.07	Qualifications44
8.08	Certain Adjustments44
ARTICLE 9 TERMINATION	44
9.01	Termination Events44
9.02	Effect of Termination; Distribution of the Deposit Amount46
9.03	Return of Records Upon Termination48
ARTICLE 10 INDEMNIFICATION; REMEDIES	48

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10.01	Survival48
10.02	Indemnification and Payment of Damages by Seller48
10.03	Indemnification and Payment of Damages by Buyer50
10.04	Indemnity Net of Insurance50
10.05	Limitations on Liability50
10.06	Procedure for Indemnification‑‑Third Party Claims51
10.07	Procedure for Indemnification – Other Claims52
10.08	Indemnification of Group Members52
10.09	Extent of Representations and Warranties52
10.10	[RESERVED]53
10.11	[RESERVED]53
10.12	Compliance With Express Negligence Test53
10.13	Limitations of Liability53
10.14	No Duplication54
10.15	Disclaimer of Application of Anti-Indemnity Statutes54
10.16	Waiver of Right to Rescission54
ARTICLE 11 TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS	54
11.01	Title Examination and Access54
11.02	Preferential Purchase Rights54
11.03	Consents55
11.04	Title Defects56
11.05	Title Defect Value56
11.06	Seller’s Cure or Contest of Title Defects57
11.07	Limitations on Adjustments for Title Defects59
11.08	Title Benefits59
11.09	Buyer’s Environmental Assessment60
11.10	Environmental Defect Notice60
11.11	Seller’s Exclusion, Cure or Contest of Environmental Defects61
11.12	Limitations62
11.13	Exclusive Remedies62
11.14	Casualty Loss and Condemnation63
11.15	Expert Proceedings63
ARTICLE 12 EMPLOYMENT MATTERS	65
12.01	Seller Benefit Plans65
12.02	Employees’ Offers65
12.03	Non-Solicitation Period65
12.04	No Third Party Beneficiary Rights65
ARTICLE 13 GENERAL PROVISIONS	65
13.01	Records65
13.02	Expenses; Tax Allocations and Tax Return Filings66
13.03	Notices67
13.04	Governing Law; Jurisdiction; Service of Process; Jury Waiver68
13.05	Further Assurances69

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13.06	Waiver70
13.07	Entire Agreement and Modification70
13.08	Assignments, Successors, and No Third Party Rights70
13.09	Severability71
13.10	Article and Section Headings, Construction71
13.11	Counterparts71
13.12	Press Release72
13.13	Confidentiality72
13.14	Name Change73
13.15	Appendices, Exhibits and Schedules73

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EXHIBITS AND SCHEDULES

Exhibit A	Leases
Exhibit A-1	Fee Minerals
Exhibit A-2	Easements and Surface Interests
Exhibit A-3	Field Offices and Associated Properties
Exhibit A-4	Pipeline and Gathering Systems
Exhibit A-5	Surface Deeds
Exhibit B	Wells
Exhibit C	Personal Property
Exhibit D	Form of Assignment, Bill of Sale, and Conveyance
Exhibit E	Excluded Assets
Exhibit F	Vehicles
Exhibit G	Form of Deed
Exhibit H-1	Form of Seller Certificate
Exhibit H-2	Form of Buyer Certificate

Schedule 2.05(d)(i)(F)	Specified Receivables
Schedule 2.05(d)(i)(G)	JOA Pre-Payments
Schedule 2.07	Allocation of Purchase Price
Schedule 3.02(b)	No Conflict
Schedule 3.04	Taxes
Schedule 3.05	Assumed and Retained Litigation
Schedule 3.07	Compliance with Legal Requirements
Schedule 3.08	Hydrocarbon Marketing
Schedule 3.09	Imbalances
Schedule 3.10	Material Contracts
Schedule 3.11	Consents and Preferential Purchase Rights
Schedule 3.12	Current Commitments
Schedule 3.13	Environmental Laws
Schedule 3.14	Permits
Schedule 3.15	Wells
Schedule 3.16	Payout Balances
Schedule 3.17(a)	Seller Benefit Plans
Schedule 3.18	Suspense Funds
Schedule 3.19	Leases
Schedule 3.20	Drilling Obligations
Schedule 5.02	Certain Authorized Pre-Closing Actions
Schedule 9.01(f)	Net Leasehold Acres - Specified Counties

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of August 4, 2020 (the “Execution Date”), by and between Riviera Upstream, LLC, a Delaware limited liability company (“Riviera Upstream”), and Riviera Operating, LLC, a Delaware limited liability company (“Riviera Operating”; and together with Riviera Upstream, “Seller”), and Staghorn Petroleum II, LLC, a Delaware limited liability company, (“Buyer”).  Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITAL

Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to certain oil and gas properties and related assets and contracts, effective as of the Effective Time, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:

“AAA” – the American Arbitration Association.

“AFE” – as defined in Section 3.12.

“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.  The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Aggregate Defect Deductible” – an amount equal to two percent (2%) of the unadjusted Purchase Price.

“Aggregate Environmental Defect Value” – as defined in Section 11.12.

“Aggregate Title Defect Value” – as defined in Section 11.07.

“Agreement” – as defined in the Preamble to this Agreement.

“Allocated Values” – the values assigned among the Wells as set forth on Schedule 2.07.

“Applicable Contracts” – all Contracts to which Seller is a party or is bound that primarily relate to any of the Assets and (in each case) that will be binding on Buyer after the Closing, including:  communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; joint development agreements; “drillco” agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and other marketing agreements; Hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; unit operating agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements, and Contracts relating to the Excluded Assets.

“Asset Taxes” – ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes based upon the operation or ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” – all of Seller’s right, title, and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:

(a)all of the oil and gas leases and subleases described in Exhibit A, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases or Exhibit A (such interest in such leases, the “Leases”), all related rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”), and all Royalties applicable to the Leases and the Lands;

(b)any and all oil, gas, water, CO2, injection, and disposal wells located on any of the Lands or Leases (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto, and the proceeds from the sale thereof, from and after the Effective Time;

(c)all fee mineral interests in, to, and under the Lands described in Exhibit A-1 (such interest, the “Fee Minerals”);

(d)all rights and interests in, under or derived from all unitization, spacing, communitization, and pooling applications, agreements, declarations, and orders in effect with respect to any of the Leases, Fee Minerals, or Wells and the units created thereby (the “Units”) (the Leases, the Lands, the Fee Minerals, the Units, and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”);

(e)to the extent that they may be assigned, transferred or re-issued by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used primarily in connection with the ownership, operation, production, gathering, treatment, processing, storage, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Assets, including those described on Exhibit A-2;

(f)all equipment, machinery, fixtures and other tangible personal property, movable and mixed property, and improvements located on any of the Properties or other Assets in each case that is held for or used primarily in connection with the Properties or for the ownership, operation, and maintenance of the Properties and the production, gathering, treatment, processing, storage, transportation, sale, or disposal of Hydrocarbons or water produced therefrom, including those items listed in Exhibit C, and including all well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, pads, structures, materials, and other items primarily used in or held for the operation thereof (collectively, the “Personal Property”);

(g)the real property described on Exhibit A-3 and any Personal Property located thereon (the “Field Offices and Associated Properties”);

(h)all pipelines and gathering systems described on Exhibit A-4;

(i)all surface deeds described on Exhibit A-5;

(j)the vehicles described on Exhibit F;

(k)all salt water disposal wells and evaporation pits that are located on the Lands;

(l)to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Applicable Contracts and all rights thereunder insofar as and only to the extent relating to the Assets;

(m)all Imbalances relating to the Assets;

(n)the Suspense Funds;

(o)originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, primarily relating to the Assets, and in each case solely to the extent in Seller’s possession and assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), including: (i) land and title records (including prospect files, maps, lease records, abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records, including daily drilling records; (v) machinery and equipment maintenance files; (vi) production and accounting records reflecting current ownership decks, and joint interest billing and revenue decks and files in the formats maintained by Seller; (vii) well master files, division of interest files, engineering and/or production files and reports, AFEs, and all other books, records, data, files, maps and accounting records to the extent related to the Assets, or used or held for use in connection with the maintenance, ownership or operation thereof or the production and marketing of Hydrocarbons therefrom and maintained by or in Seller’s control or possession, whether written or electronically stored; (viii) facility and well records (including well logs; well tests; well files; mud logs; directional surveys; land surveys; core reports; and non-confidential logs); and (ix) geological, geophysical, reserve engineering, and other scientific and technical information, tests, maps, reports, and data (including seismic data, studies, and information, but excluding interpretive data) (collectively, “Records”);

(p)all Hydrocarbons in storage or existing in stock tanks, pipelines or plants (including inventory);

(q)all Permits applicable to the Properties and held by Seller, to the extent transferable;

(r)all information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, computer software, all radio and telephone equipment, SCADA and measurement technology, and other production related mobility devices (such as SCADA controllers), well communication devices, and any other information technology systems, in each case only to the extent such assets are (i) used solely in connection with the Properties, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), (iii) located on the Properties, and (iv) necessary for the continued and future operation of the Properties; and

(s)all fees, rentals, proceeds, settlement and other payments, revenues, and other rights and economic benefits of every kind and character accruing or payable to Seller as the owner of the items listed in this definition that are attributable to the period at and after the Effective Time or that are attributable to periods prior to the Effective Time and for which the Purchase Price is adjusted upward;

To the extent that any of the foregoing are used or relate to both the Assets (on the one hand) and certain of the Excluded Assets or any Retained Assets (on the other hand), such as, by way of example but not limitation, ingress and egress rights and road and pipeline easements, such assets or rights shall be jointly owned by Seller, as part of the Excluded Assets, and by Buyer, as part of the Assets.

“Assignment” – the Assignment, Bill of Sale, and Conveyance from Seller to Buyer, pertaining to the Assets (other than the Assets conveyed pursuant to the Deed), substantially in the form attached to this Agreement as Exhibit D.

“Assumed Liabilities” – as defined in Section 2.06.

“Assumed Litigation” – the litigation set forth in Schedule 3.03 (Part A).

“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any certificate delivered pursuant to Section 2.04(a)(v) or Section 2.04(b)(v) of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Business Day” – any day other than a Saturday, Sunday, or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.

“Buyer” – as defined in the preamble to this Agreement and includes all successors and permitted assigns of Buyer.

“Buyer Group” – Buyer and its Affiliates, and their respective Representatives.

“Casualty Loss” – as defined in Section 11.14.

“CERCLA” – as set forth in the definition of “Environmental Law”.

“Closing” – as defined in Section 2.03.

“Closing Date” – as defined in Section 2.03.

“COBRA” – Section 4980B of the Code and any applicable continuation of coverage requirements under state Legal Requirements.

“Code” – the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Complete Remediation” – with respect to an Environmental Defect, a remediation or cure of such Environmental Defect which is substantially completed in accordance with the Lowest Cost Response.

“Confidential Information” – as defined in Section 13.13.

“Confidentiality Agreement” – that certain confidentiality agreement dated as of May 29, 2020 by and between Riviera Resources, Inc. and Staghorn Petroleum II, LLC.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a)the sale of the Assets by Seller to Buyer;

(b)the performance by the Parties of their respective covenants and obligations under this Agreement; and

(c)Buyer’s acquisition, ownership, and exercise of control over the Assets.

“Contract” – any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit, or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Cure” – as defined in Section 11.06.

“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements, and deficiencies, including any attorneys’ fees, legal, and other costs and expenses suffered or incurred therewith.

“De Minimis Environmental Defect Cost” – Twenty-Five Thousand Dollars ($25,000).

“De Minimis Title Defect Cost” – Twenty-Five Thousand Dollars ($25,000).

“Deed” – the Deed from Seller to Buyer, pertaining to the applicable surface fee interests and Fee Minerals included in the Assets, substantially in the form attached to this Agreement as Exhibit G.

“Defect Notice Date” – as defined in Section 11.04.

“Defensible Title” – title of Seller with respect to the Wells, that, as of the Closing Date and subject to the Permitted Encumbrances, is deducible of record or title evidenced by unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or orders, or unitization agreements and:

(a)with respect to each currently producing formation for each Well (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit B or Schedule 2.07), entitles Seller to receive a percentage of all Hydrocarbons produced from or allocable to such producing formation in such Well, throughout the productive life of such Well, that is not less than the Net Revenue Interest set forth in Schedule 2.07 for such producing formation, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may, from and after the Effective Time and in accordance with the terms of this Agreement, elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment, from and after the Effective Time, of pools or units in accordance with the provisions of this Agreement, and (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under-deliveries;

(b)with respect to each currently producing formation for each Well (in each case, subject to any reservations, limitations, or depth restrictions described in Exhibit B or Schedule 2.07), obligates Seller to bear and pay a percentage of the costs and expenses of operations on, the maintenance and development of, and the production of Hydrocarbons from or allocable to such producing formation in such Well, throughout the productive life of such Well, that is not more than the Working Interest set forth in Schedule 2.07 for such producing formation, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest; and

(c)is free and clear of all Encumbrances (other than Permitted Encumbrances), defects or irregularities.

“Deposit Amount” – Ten percent (10%) of the unadjusted Purchase Price (including any interest accrued thereon).

“Disclosing Party” as defined in Section 13.13.

“Dispute Notice” – as defined in Section 2.05(e).

“Disputed Matter” – as defined in Section 11.15(a).

“DTPA” – as defined in Section 4.11.

“Effective Time” – July 1, 2020, at 12:01 a.m. local time at the location of the Assets.

“Encumbrance” – any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest, or other arrangement substantially equivalent thereto.

“Environmental Condition” – any event occurring or condition existing with respect to the Properties that causes a Well (either currently or with notice, or both) to require remediation under, be in violation of, or require other corrective action under, any Environmental Law or any Permit issued under any Environmental Law, other than any plugging, abandonment, or decommissioning obligations, and any event or condition to the extent (a) caused by or relating to NORM or asbestos, (b) relating to subsidence monitoring or remediation, or (c) that was disclosed to Buyer on Seller’s disclosure Schedules or otherwise in writing or in written reports (or of which Buyer otherwise had Knowledge) prior to the Execution Date.  A breach of or inaccuracy in Seller’s representations and warranties in Section 3.13 shall constitute an Environmental Condition; provided, however, that to the extent that any matters are listed on Schedule 3.13, none of such scheduled matters shall constitute an Environmental Condition or may be asserted by Buyer as an Environmental Defect hereunder.

“Environmental Defect” – an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to Section 11.09 of this Agreement.

“Environmental Defect Cure Period” – as defined in Section 11.11(a).

“Environmental Defect Notice” – as defined in Section 11.10.

“Environmental Defect Value” – with respect to each Environmental Defect, the amount of the Lowest Cost Response for such Environmental Defect.

“Environmental Law” – as the same may have been amended, superseded or replaced on or prior to the Closing Date, any Legal Requirement, including any rule of common law, relating to (a) the control of any pollutant or protection of the environment, including air, water, or land, (b) the generation, handling, treatment, storage, disposal, or transportation of waste materials, or

(c) the regulation of or exposure to Hazardous Materials alleged to be harmful, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984 (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (regarding Hazardous Materials); the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321, et seq.; all applicable Legal Requirements in the State of Oklahoma relating to the management or disposal of oilfield waste; and all applicable Legal Requirements, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the Assets in question addressing pollution or protection of human health and safety (regarding Hazardous Materials), natural resources, or the environment and all regulations implementing the foregoing.  The term “Environmental Laws” includes all legally-binding judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Body pursuant to the foregoing.  The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended but not required by a Governmental Body.

“Environmental Liabilities” – all costs, Damages, expenses, liabilities, obligations, and other responsibilities arising from or under either Environmental Laws or Third Party claims relating to the environment, and which relate to the Assets or the ownership or operation of the same.

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

“ERISA Affiliate” – with respect to any entity, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such first entity, or that is a member of the same “controlled group” as such first entity pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” – as defined in Section 2.02.

“Escrow Agent” – JPMorgan Chase Bank, N.A.

“Escrow Agreement” – as defined in Section 2.02.

“Excluded Assets” – with respect to Seller, (a) all of Seller’s corporate minute books, financial records, and other business records that relate to Seller’s business generally (including the ownership of the Assets); (b) except to the extent related to any Assumed Liabilities, all trade credits, all accounts, all receivables of Seller and all other proceeds, income, or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time (other than the Suspense Funds and Specified Receivables); (c) except to the extent related to any Assumed Liabilities, all claims and causes of action of Seller or its Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) except to the extent related to any Assumed Liabilities subject to Section 11.14, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) in and to any insurance or condemnation proceeds or awards, arising, in each case, from acts, omissions, events, or damage to or destruction of property prior to the Effective Time; (e) Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to (i) Asset Taxes paid or borne by Seller or its Affiliates attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes paid by Seller or its Affiliates, or (iii) any Taxes attributable to the Excluded Assets; (g) all information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals, and other computer hardware, computer software, all radio and telephone equipment, SCADA and measurement technology, and other production-related mobility devices (such as SCADA controllers), well communication devices, and any other information technology systems, in each case only to the extent such assets are not (i) used solely in connection with the Properties, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), (iii) located on the Properties, and (iv) necessary for the continued and future operation of the Properties; (h) all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to the Closing; (i) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine (but excluding title opinions), provided that Seller shall disclose to Buyer whether any such information is excluded; (k) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under existing written agreements; (l) all audit rights or obligations of Seller for which Seller bears responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (m) Seller’s interpretations of any geophysical or other seismic and related technical data and information relating to the Assets, including Seller’s reserve reports; (n) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its Representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its Representatives with respect to any of the bids, the prospective purchasers, or the Contemplated Transactions; (o) except for the Field Offices and Associated Properties, any offices, office leases, and any personal property located in or on such offices or office leases; (p) other than any tracts of land described in the Surface Deeds listed on Exhibit A-5, any fee simple surface estate; (q) any fee mineral interests that are not Fee Minerals, and any right to production revenues associated therewith; (r) a copy of all Records; (s) any Contracts that constitute master services agreements or similar contracts; (t) any Hedge Contracts; (u) any debt instruments; (v) any of Seller’s assets other than the Assets; (w) all employee files and related records; (x) any leases, rights, and other assets specifically listed in Exhibit E; and (y) the Seller Benefit Plans or any other employee benefit plan and all associated assets, including any Contract, other agreement, documentation, or legally binding arrangement related to or associated with the Seller Benefit Plans or any other employee benefit plan.

“Execution Date” – as defined in the preamble to this Agreement.

“Expert” – as defined in Section 11.15(b).

“Expert Decision” – as defined in Section 11.15(d).

“Expert Proceeding Notice” – as defined in Section 11.15(a).

“Fee Minerals” – as set forth in the definition of “Assets”.

“Field Offices and Associated Properties” – as set forth in the definition of “Assets”.

“Final Amount” – as defined in Section 2.05(e).

“Final Settlement Date” – as defined in Section 2.05(e).

“Final Settlement Statement” – as defined in Section 2.05(e).

“Fundamental Representations” – for Sellers, those representations set forth in Sections 3.01, 3.02, 3.03, 3.06, and 3.17; for Buyer, those representations set forth in Sections 4.01 4.02, 4.04, 4.05, 4.06, and 4.12.

“GAAP” – generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Governmental Authorization” – any approval, consent, license, Permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any (a) nation, state, county, parish, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Group” – either Buyer Group or Seller Group, as applicable.

“Hazardous Materials” – any (a) chemical, constituent, material, pollutant, contaminant, substance, or waste that is regulated by any Governmental Body or may form the basis of liability under any Environmental Law; and (b) petroleum, Hydrocarbons, or petroleum products.

“Hedge Contract” – any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future, or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter”, or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial, or pricing risk or value, or any similar transaction or any combination of these transactions.

“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead or at or on any gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases, and imbalances under gathering or transportation agreements.

“Income Taxes” – Federal, state and local income and franchise Taxes including those based upon, measured by, or calculated with respect to net income, profits, capital, or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license, or similar Taxes, if net income, profits, capital, or a similar measure is one of the bases on which such Tax is based, measured, or calculated).

“Individual Claim Threshold” – as defined in Section 10.05.

“Information Group” – as defined in Section 13.13.

“Instruments of Conveyance” – the Assignment and the Deed.  Except for the special warranty of Defensible Title by, through, and under Seller contained therein, the Instruments of Conveyance shall be without warranty of title, whether express, implied, statutory, or otherwise, it being understood that Buyer shall have the right to conduct pre-Closing title due diligence as described below in Article 11, and that, except for such special warranty of Defensible Title, the rights and remedies set forth in Article 11 shall be Buyer’s sole rights and remedies with respect to title.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of inquiry.  A Seller Party will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Seller’s President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Executive Vice President, Finance, Administration and Chief Accounting Officer, and Vice President–Land.  Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Chief Executive Officer, Chief Financial Officer, Vice President – Engineering, Vice President – Business Development and Land, and Land Manager.

“Lands” – as set forth in the definition of “Assets”.

“Leases” – as set forth in the definition of “Assets”.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, or multinational law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.

“Lowest Cost Response” – the response required or allowed under Environmental Laws in effect on the Execution Date that addresses and resolves (for current and future use in the same manner as currently used) an Environmental Condition identified pursuant to Section 11.10 in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws or by a Governmental Body. The Lowest Cost Response shall include taking no action, leaving the Environmental Condition unaddressed, periodic monitoring, or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include (a) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation, and disposal of any asbestos, asbestos containing materials, or NORM or relating to any obligations to plug, abandon or decommission wells associated with the Assets; (b) the costs of Buyer’s or any of its Affiliate’s employees; (c) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets, or in connection with Permit renewal/amendment activities); (d) overhead costs of Buyer or its Affiliates; (e) costs and expenses that would not have been required under Environmental Laws as they exist on the Closing Date; and (f) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fail to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws.

“Marchand Formation” – the stratigraphic equivalent interval correlative to the subsurface interval from 10,110’ to 10,640’ as reflected in the Neutron-Density log of the Kidd #1 well (API 3501521561), located in 28-9N-11W, Caddo County, Oklahoma .

“Material Adverse Effect” – any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include material adverse effects resulting from:  (i) entering into this Agreement or the announcement of the Contemplated Transactions; (ii) changes in Hydrocarbon prices; (iii) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (iv) any effect resulting from general changes in industry, economic, or political conditions in the United States or internationally; (v) civil unrest, any outbreak of disease or hostilities, terrorist activities, or war or any similar disorder; (vi) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except to the extent arising from Seller’s action or inaction; (vii) acts of God, including hurricanes and storms; (viii) any reclassification or recalculation of reserves in the ordinary course of business; (ix) natural declines in well performance; (x) general changes in Legal Requirements, regulatory policies, or GAAP; (xi) changes in the stock price of Buyer or Seller; (xii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; or (xiii) matters as to which an adjustment is provided for under Section 2.05(d) or Seller has indemnified Buyer hereunder.

“Material Contracts” – as defined in Section 3.10.

“Mississippi Solid Formation” – the stratigraphic equivalent interval correlative to the subsurface interval from 8634’ to 9424’, as reflected in the Schlumberger Compensated Neutron/Formation Density Log, run on 5/26/1977, in the Warner #1 well (API 3509321235), located in 35-21N-15W, Major County, Oklahoma.

“Net Leasehold Acre” – as to each Lease, the product obtained by multiplying (a) the number of surface acres of the Lands that are described in such Lease (i.e. gross acres), by (b) the undivided interest in the fee minerals, non-executive mineral interests, and other mineral fee interests in the Lands covered by such Lease, by (c) Seller’s aggregate undivided oil and gas leasehold interest in such Lease (provided, however, that if item (a), (b), or (c) of this definition varies with respect to different tracts or parcels covered by such Lease, a separate calculation shall be performed with respect to each such tract or parcel).

“Net Revenue Interest” – with respect to any Well, the interest in and to all Hydrocarbons produced from or allocated to such Well (in each case, limited to the applicable currently producing formation as described in the definition of “Defensible Title” and subject to any reservations, limitations, or depth restrictions described in Exhibit B or Schedule 2.07), after satisfaction of all Royalties.

“Non-Operated Assets” – Assets operated by any Person other than Seller or its Affiliates.

“NORM” – naturally occurring radioactive material.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and operating agreement of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.

“Outside Date” – as defined in Section 9.01(d).

“Party” or “Parties” – as defined in the preamble to this Agreement.

“Permits” – all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, orders, authorizations, exemptions, waivers or privileges, franchises, and related instruments or rights solely relating to the ownership, operation, or use of the Assets.

“Permitted Encumbrance” – any of the following:

(a)the terms and conditions of all Leases and Contracts if the net cumulative effect of such Leases and Contracts does not (i) materially interfere with the ownership, operation, use, access to, or value of any of the Assets (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well to an amount less than the Net Revenue Interest set forth in Schedule 2.07 for such Well, (iii) operate to increase the Working Interest of Seller with respect to any Well to an amount greater than the Working Interest set forth in Schedule 2.07 for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Schedule 2.07, in the same or greater proportion as any increase in such Working Interest), or (iv) operate to decrease the Net Leasehold Acres in any Lease within the Target Formation; provided, however, that any drilling obligations included in the Leases will be considered Permitted Encumbrances so long as Seller is not in breach of such obligations;

(b)any Preferential Purchase Rights, Consents, and similar agreements, described in Schedule 3.11 and to which the terms of Section 11.02 and Section 11.03, respectively, apply;

(c)excepting circumstances where such rights have already been triggered prior to the Effective Time, rights of reassignment arising upon final intention to abandon or release the Assets;

(d)liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings by or on behalf of Seller, as set forth on Schedule 3.04;

(e)all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the conveyance of the Assets, if the same are customarily sought and received after the Closing;

(f)Encumbrances or defects that Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement or Title Defects that were not properly asserted by Buyer prior to the Defect Notice Date;

(g)all Legal Requirements and all rights reserved to or vested in any Governmental Body (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license, or Permit, or by any provision of any Legal Requirement, to terminate such right, power, franchise, grant, license, or Permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, except insofar as arising from a violation or non-compliance by Seller with a Permit or Legal Requirement; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets owed to any Governmental Body with respect to any right, power, franchise, grant, license, or Permit;

(h)rights of a common owner or co-tenant of any interest currently held by Seller and such common owner or co-tenant as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of the Assets as currently used and operated;

(i)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, but only to the extent the foregoing do not, individually or in the aggregate, materially impair the ownership, operation, or use of, or access to, the Assets as currently operated and used;

(j)vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction, or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(k)Encumbrances created under Leases, pooling orders, or any joint or unit operating agreements or unit orders applicable to the Assets or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(l)with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Body to reflect Seller as the owner of any Assets;

(m)any Encumbrance affecting the Assets that is discharged by Seller or waived (or deemed to be waived) by Buyer pursuant to the terms of this Agreement at or prior to Closing;

(n)the Assumed Litigation and the Retained Litigation;

(o)defects based solely on assertions that Seller’s files lack information (including title opinions);

(p)Royalties, reversionary interests, and similar burdens if the net cumulative effect of such burdens (i) does not materially interfere with the ownership, operation, or use of any of the Assets (as currently operated and used), (ii) does not reduce the Net Revenue Interest of Seller with respect to a Well to an amount less than the Net Revenue Interest set forth in Schedule 2.07 for such Well, (iii) does not increase the Working Interest of Seller with respect to a Well to an amount greater than the Working Interest set forth in Schedule 2.07 for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Schedule 2.07, in the same or greater proportion as any increase in such Working Interest), and (iv) does not decrease the Net Leasehold Acres in any Lease within the Target Formation;

(q)defects or irregularities of title: (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Seller’s title; (ii) arising out of lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter; (iii) consisting of the failure to recite marital status or omissions of heirship proceedings in documents; (iv) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments, or mortgages that have expired by their own terms or the enforcement of which is barred by the applicable statute(s) of limitations or prescription; (vi) arising out of lack of entity authorization unless Buyer provides affirmative evidence that such entity action was not authorized and results in another Person’s actual and superior claim of title; (vii) resulting from or related to probate proceedings or the lack thereof that have been outstanding for five (5) years or more; (viii) resulting from unreleased instruments (including leases covering Hydrocarbons), absent specific evidence that such instruments continue in force and effect and constitute a superior claim of title with respect to the Wells; (ix) based on a gap in Seller’s chain of title in the county records to any Well (A) so long as such gap does not provide a Third Party with a superior claim or (B) unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion, or landman’s title chain; or (x) consisting of the lack of a lease amendment or consent authorizing pooling or unitization;

(r)Imbalances;

(s)plugging and surface restoration obligations, but only to the extent such obligations do not interfere in any material respect with the use or operation of any Assets (as currently used or operated);

(t)calls on Hydrocarbon production under existing Contracts;

(u)any matters referenced or set forth on Exhibit A, Exhibit B, or Schedule 2.07;

(v)mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease, that have expired on their own terms or the enforcement of which are barred by applicable statute(s) of limitations or prescription; and

(w)any maintenance of uniform interest provision in an operating agreement if waived with respect to the Contemplated Transactions by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset from Seller to Buyer.

“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Personal Property” – as set forth in the definition of “Assets”.

“Phase I Environmental Site Assessment” – a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13) or any other visual site assessment or review of records, reports, or documents.

“Post-Closing Date” – as defined in Section 2.05(e).

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Property or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 2.03, based upon the best information available at the time of the Closing.

“Preliminary Settlement Statement” – as defined in Section 2.03.

“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, arbitrational, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Property” or “Properties” – as set forth in the definition of “Assets”.

“Property Costs” – all operating expenses (including utilities, payroll, costs of insurance, rentals, and overhead costs), capital expenditures (including rentals, options, and other lease maintenance payments, broker fees, and other property acquisition costs and costs of acquiring equipment), and Asset Taxes, respectively, incurred in the ordinary course of business attributable to the use, operation, and ownership of the Assets, but excluding Damages attributable to (a) personal injury or death, property damage, torts, breach of contract, or violation of any Legal Requirement, (b) Environmental Liabilities, (c) obligations with respect to Imbalances, (d) obligations to pay Royalties, (e) obligations to pay interest owners revenues or proceeds relating to the Assets but held in suspense, including Suspense Funds, (f) obligations with respect to a Casualty Loss, (g) Retained Liabilities, and (h) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (g), whether such claims are made pursuant to contract or otherwise.

“Purchase Price” – as defined in Section 2.02.

“Recipient” – as defined in Section 13.13.

“Records” – as set forth in the definition of “Assets”.

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consent” – any Consent with respect to which (a) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder, (b) there is a provision within the applicable instrument expressly stating that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages, or (iii) causes the termination or material impairment of the applicable Assets to be assigned, or (c) is denied in writing.  For the avoidance of doubt, “Required Consent” does not include (A) any Consents and approvals of Governmental Bodies that are customarily obtained after Closing or (B) any Consent, which, by its terms, cannot be unreasonably withheld.

“Retained Assets” – any rights, titles, interests, assets, and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing.

“Retained Liabilities” – Damages, liabilities and obligations directly attributable to or arising out of (a) the disposal or transportation prior to the Closing Date of any Hazardous Materials generated or used by Seller and taken from the Assets to any location that is not an Asset; (b) personal injury (including death) and property damage claims attributable to Seller’s or its Affiliate’s ownership of the Assets prior to the Closing Date; (c) the failure to properly and timely pay, in accordance with the terms of any Lease, Contract, or applicable Legal Requirement, all Royalties with respect to the Assets that are due by Seller or any of its Affiliates and attributable to Seller’s ownership of the Assets prior to the Effective Time, other than Suspense Funds and Imbalances; (d) claims relating to Taxes for which Seller is responsible hereunder; (e) the Retained Litigation; (f) any fine, penalty or criminal sanction imposed by or assessed by any Governmental Body against Seller attributable to the ownership or operation of the Assets prior to the Closing Date; (g) other than as set forth in Article 12, any claim made by an employee of Seller or any Affiliate of Seller directly relating to such employment with Seller or any Affiliate of Seller, including any claim under the Seller Benefit Plans and obligations under COBRA with respect to “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9; and (h) all liabilities and obligations associated with the Excluded Assets and the Retained Assets; provided that, from and after the date that is thirty-six (36) months following the Closing Date, all Damages, liabilities, and obligations arising out of clauses (a), (b), and (c) shall no longer be Retained Liabilities and shall be deemed Assumed Liabilities.

“Retained Litigation” – the litigation set forth in Schedule 3.05 (Part B).

“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests, and other burdens upon, measured by or payable out of production.

“Seller” – as defined in the preamble to this Agreement and includes all successors and permitted assigns of each Seller Party.

“Seller Benefit Plans” – as defined in Section 3.17(a).

“Seller Group” – Seller and its Affiliates, and their respective Representatives.

“Seller Party” – each of Riviera Upstream and Riviera Operating individually.

“Specified Counties” – Blaine, Caddo, Garfield, Major and Woods Counties, Oklahoma.

“Specified Receivables” – accounts receivable owed to Seller as operator of any Wells to satisfy previous overpayments by Seller to Third Parties, and the right to recoup same out of proceeds of production in respect of such Wells, which amounts shall be described, on Schedule 2.05(d)(i)(F) as of the date set forth on such schedule, for illustrative purposes only.

“Straddle Period” – any Tax period beginning before and ending after the Effective Time.

“Suspense Funds” – proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any Third Party and are being held in suspense by Seller as the operator of such Wells.

“Target Formation” – (i) with respect to Leases in Caddo County, Oklahoma, the Marchand Formation, and (ii) with respect to Leases in Blaine, Garfield, Major, and Woods Counties, Oklahoma, the Mississippi Solid Formation.

“Tax” or “Taxes” – (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments, unclaimed property and escheat obligations and other governmental charges of a similar nature imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental (including taxes under Section 59A of the Code), registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, severance, production, and excise taxes, and customs duties, together with any interest, penalties, fines or additions thereto and (b) any successor or transferee liability in respect of any items described in clause (a) above.

“Tax Allocation” – as defined in Section 2.07.

“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party” – any Person other than a Party or an Affiliate of a Party.

“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors, or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Title Benefit” – as defined in Section 11.08.

“Title Benefit Notice” – as defined in Section 11.08.

“Title Benefit Properties” – as defined in Section 11.08.

“Title Benefit Value” – as defined in Section 11.08.

“Title Defect” – any Encumbrance, defect of title, irregularity, or other matter that (i) does not constitute a Permitted Encumbrance, and (ii) causes Seller not to have Defensible Title in and to the Wells, without duplication; provided that the following shall not be considered Title Defects:

(1)Preferential Rights and Required Consents;

(2)defects based upon the failure to record any federal or state Leases in any applicable county records or any assignments of interests in such Leases in any applicable public records unless such failure results or would result in another Person’s actual and superior claim of title to the relevant Asset;

(3)any Encumbrance or loss of title resulting from Seller’s conduct of business from and after the Execution Date in accordance with the provisions of this Agreement;

(4)defects arising from any change in applicable Legal Requirements after the Execution Date;

(5)defects arising from the presence of any prior, primary term-expired oil and gas lease covering a portion of the Lands, taken more than fifteen (15) years prior to the Effective Time, that has not been surrendered or released of record, unless Buyer provides affirmative evidence that a Third Party is conducting operations on or otherwise asserting ownership of the affected Property, sufficient proof of which shall include written communication by a Person with record title to such prior oil and gas lease asserting the continued effectiveness thereof;

(6)defects that affect only the ownership of the right to receive Royalty payments rather than the amount or the proper payment of such royalty payment;

(7)defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor that has been subordinated to the Lease applicable to such Asset;

(8)defects related to mineral ownership other than Hydrocarbons;

(9)defects arising under circumstances where federal or state oil and gas leases have not been recorded in the applicable county;

(10)the presence of an acreage commitment or dedication, minimum volume obligation or commitment and associated deficiency payment obligation, or similar provisions in a Contract;

(11)defects based on the lack of approval by a Governmental Body of one or more assignments of interests in federal or state oil and gas leases, to the extent that the affected assignment has been properly and timely filed with the appropriate officer of the relevant Governmental Body and the parties to such assignment have satisfied the regulatory criteria for obtaining such approval;

(12)defects that are cured by adverse possession or prescription under applicable statutes of limitation; and

(13)defects based solely upon the title of record being held in the name of Linn Energy Holdings, LLC, Linn Operating, Inc. or Linn Operating, LLC, if Seller provides certified copies of name changes or certificates of conversion, as appropriate, showing the relationship between these entities and Seller.

“Title Defect Cure Period” – as defined in Section 11.06(a).

“Title Defect Notice” – as defined in Section 11.04.

“Title Defect Property” – as defined in Section 11.04.

“Title Defect Value” – as defined in Section 11.04.

“Transaction Documents” – as defined in Section 13.07.

“Transfer Tax” – all transfer, documentary, sales, use, value added, stamp, registration and similar Taxes (but excluding income Taxes) and fees arising out of, or in connection with, the transfer of the Assets.

“Units” – as set forth in the definition of “Assets”.

“Wells” – as set forth in the definition of “Assets”.

“Working Interest” – with respect to any Well, the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well (in each case, limited to the applicable currently producing formation as described in the definition of “Defensible Title” and subject to any reservations, limitations, or depth restrictions described in Exhibit B or Schedule 2.07), but without regard to the effect of any Royalties or other burdens, but including cost-carry obligations with respect to the undivided interests of co-tenants in a Well.

ARTICLE 2
SALE AND TRANSFER OF ASSETS; CLOSING

Assets

.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer (or shall cause to be sold and transferred) the Assets to Buyer, and Buyer shall purchase, pay for, and accept the Assets from Seller.

Purchase Price; Deposit Amount

.  Subject to any adjustments that may be made under Section 2.05, the purchase price for the Assets will be FIFTEEN MILLION SEVEN HUNDRED AND EIGHTY THOUSAND AND NO/100 DOLLARS ($15,780,000) (the “Purchase Price”).  Contemporaneously with the execution of this Agreement, Buyer has deposited, by wire transfer in same day funds into an escrow account (the “Escrow Account”) established pursuant to the terms of a mutually agreeable Escrow Agreement (the “Escrow Agreement”), an amount equal to the Deposit Amount.  The Deposit Amount shall be held by the Escrow Agent, and if the Closing timely occurs, on or before the Closing Date, the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount (less amounts retained in escrow pursuant to Section 11.06 and Section 11.11), plus interest earned thereon, to Seller at the Closing, which Deposit Amount, or portion thereof, plus interest earned thereon, shall be applied as a credit toward the Preliminary Amount payable at the Closing as provided in Section 2.05(a).  If this Agreement is terminated prior to the Closing in accordance with Section 9.01, then the provisions of Section 9.02 shall apply, and the distribution of the Deposit Amount, plus interest earned thereon, shall be governed in accordance therewith.

Closing; Preliminary Settlement Statement

.  The consummation of the Contemplated Transaction (the “Closing”) shall take place at the offices of Seller at 717 Texas Avenue, Suite 2000, Houston, Texas 77002, on or before October 1, 2020, or if all conditions to Closing under Article 7 and Article 8 have not yet been satisfied or waived on that date, within ten (10) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 9 (the “Closing Date”).  Not later than five (5) Business Days prior to the Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s reasonable determination of the Preliminary Amount based upon the best information available at that time (the “Preliminary Settlement Statement”).  As part of the Preliminary Settlement Statement, Buyer shall provide to Seller such data as is reasonably necessary to support any estimated allocation, for purposes of establishing the Preliminary Amount.  Within two (2) Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto, and Seller shall consider all such objections and proposed changes in good faith.  The estimate agreed to by Seller and Buyer, or, absent such agreement, set forth in the Preliminary Settlement Statement delivered by Seller in accordance with this Section 2.03 will be the amount to be paid by Buyer to Seller at the Closing.

Closing Obligations

.

(a)	At the Closing, each Seller Party shall deliver (and execute and acknowledge, as appropriate), or cause to be delivered (and executed and acknowledged, as appropriate), to Buyer:
(i)	original counterparts of the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located;
(ii)

original counterparts of such assignments of federal and state oil and gas leases and rights-of-way as are necessary to transfer title to all of the Assets to Buyer, except to the extent customarily delivered after Closing;

(iii)	possession of the Assets (except the Suspense Funds, which shall be conveyed to Buyer by way of one or more adjustments to the Purchase Price as provided in Section 2.05(d)(ii)(E));
(iv)

an executed counterpart of a joint instruction letter directing the Escrow Agent to release to Seller an amount equal to the Deposit Amount (less any amounts retained in the Escrow Account pursuant to Section 11.06 or Section 11.11);

(v)

a certificate, in substantially the form set forth in Exhibit H-1 executed by an officer of such Seller Party, certifying on behalf of such Seller Party that the conditions to Closing set forth in Sections 7.01 and 7.02 have been fulfilled;

(vi)

a Treasury Regulation Section 1.1445-2(b)(2) statement, certifying that such Seller Party (or its regarded owner, if such Seller Party is an entity disregarded as separate from its owner) is not a “foreign person” within the meaning of the Code;

(vii)	an executed counterpart of the Preliminary Settlement Statement;

(viii)

a recordable release in a form reasonably acceptable to Buyer of any deeds of trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by such Seller Party or its Affiliates and encumbering the Assets;

(ix)	an appropriate form (such as IRS Form W-9) certifying that such Seller Party is exempt from backup withholding; and
(x)

such documents as Buyer or counsel for Buyer may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to Seller).

(b)	At the Closing, Buyer shall deliver (and execute and acknowledge, as appropriate) to Seller:
(i)

the Preliminary Amount, less the Deposit Amount (reduced by any amounts retained in the Escrow Account pursuant to Section 11.06 or Section 11.11), by wire transfer of immediately available U.S. funds to the accounts specified by Seller in written notices given by Seller to Buyer at least two (2) Business Days prior to the Closing Date;

(ii)	original counterparts of the Instruments of Conveyance in the appropriate numbers for recording in the real property records where the Assets are located;
(iii)

original counterparts of such assignments of federal and state oil and gas leases and rights-of-way as are necessary to transfer title to all of the Assets to Buyer, except to the extent customarily delivered after Closing;

(iv)

an executed counterpart of a joint instruction letter directing the Escrow Agent to release to Seller an amount equal to the Deposit Amount (less any amounts retained in the Escrow Account pursuant to Section 11.06 or Section 11.11) to Seller;

(v)

a certificate, in substantially the form set forth in Exhibit H-2 executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 8.01 and 8.02 have been fulfilled;

(vi)	an executed counterpart of the Preliminary Settlement Statement;
(vii)

evidence of replacement bonds, guarantees, and other sureties pursuant to Section 6.03(a) and evidence of such other authorizations and qualifications as may be necessary for Buyer to own the Assets; and

(viii)

such other documents as Seller or counsel for Seller may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to Seller).

Allocations and Adjustments

.  If the Closing occurs:

(a)

Buyer shall be entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts, and credits earned with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred from and after the Effective Time.  Seller shall be entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred prior to the Effective Time.  “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards.

(b)

Without limiting the allocation of costs and production set forth in Section 2.05(a), for each Well operated by Seller or its Affiliate, Seller or its Affiliate shall retain overhead charges and rates received by Seller or its Affiliate in its capacity as “Operator” under any operating agreement, pooling order, or COPAS accounting procedure attributable to such Well for time periods between the Effective Time and the Closing Date.

(c)

For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section 2.05, (A) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (B) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering, and strapping procedures which were conducted by Seller on or about the Effective Time and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time. Asset Taxes shall be prorated in accordance with Section 13.02(b).

(d)	The Purchase Price shall be, without duplication,
(i)	increased by the following amounts:
(A)

the aggregate amount of (i) proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Seller is entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation, and other midstream costs) and (ii) other proceeds, fees, rentals, revenues, and amounts received by Buyer with respect to the Assets to which Seller is otherwise entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Buyer pursuant to Section 13.02(b) but paid or economically borne by Seller;

(C)

the aggregate amount of all non-reimbursed Property Costs (other than Asset Taxes) that have been paid by Seller that are attributable to the ownership of the Assets after the Effective Time (including prepayments paid before the Effective Time that relate to operations to be conducted during any period after the Effective Time);

(D)	the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties;
(E)

to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the value of all merchantable Hydrocarbons attributable to the Assets in storage or existing in stock tanks above the load line as of the Effective Time, such value to be based on the contract price(s) applicable to such Hydrocarbons as of the Effective Time (or, if there is no contract price, the market value thereof at the applicable custody transfer points as of the Effective Time);

(F)	the lesser of (x) the amount of the Specified Receivables and (y) forty-five thousand dollars ($45,000);
(G)	the amount of all scheduled pre-payments set forth on Schedule 2.05(d)(i)(G);
(H)	the amount of Twenty-Five Thousand Dollars ($25,000) for Imbalances as of the Effective Time; and
(ii)	decreased by the following amounts:
(A)

the aggregate amount of (i) proceeds received by Seller (or received by a Third-Party operator and netted or set off against amounts due or alleged to be due to such operator) from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 2.05(a) (net of any (x) Royalties, (y) gathering, processing, transportation, and other midstream costs, and (z) production and severance Taxes to the extent withheld by the purchasers of production) and (ii) other proceeds, fees, rentals, revenues, and amounts received by Seller with respect to the Assets to which Buyer is otherwise entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Seller pursuant to Section 13.02(b) but paid or economically borne by Buyer;
(C)	the aggregate amount of all downward adjustments pursuant to Article 11;
(D)

the aggregate amount of all non-reimbursed Property Costs (other than Asset Taxes) that are attributable to the ownership of the Assets prior to the Effective Time (excluding prepayments with respect to any period after the Effective Time) and paid by Buyer;

(E)	the amount of the Suspense Funds; and
(F)	the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties.
(e)

As soon as practicable after the Closing, but no later than ninety (90) days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price attributable to the Assets conveyed at the Closing.  On or before thirty (30) days after Buyer’s receipt of a Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to be made to such Final Settlement Statement and an explanation of any such changes and the reasons therefor, together with any supporting information (the “Dispute Notice”).  During such thirty (30)-day period, Buyer shall be given reasonable access to Seller’s books and records relating to the matters required to be accounted for in the Final Settlement Statement.  Any changes to the Final Settlement Statement not included in the Dispute Notice shall be deemed waived.  If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to a Final Settlement Statement, then such Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties.  Upon the delivery of a Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is one hundred twenty (120) days after the Closing Date (the “Post-Closing Date”).  Except for Title Defect and Environmental Defect adjustments pursuant to Section 2.05(d)(ii)(C), which shall be subject to the arbitration provisions of Section 11.15, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit to a the independent accounting firm of Deloitte Touche Tohmatsu Limited a written notice of such dispute along with reasonable supporting detail for the position of Buyer and Seller, respectively, and the independent accounting firm shall finally determine such disputed item in accordance with the terms of this Agreement.  The independent accounting firm shall act as an expert and not an arbitrator.  In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the independent accounting firm shall not increase the Purchase Price more than the increase proposed by Seller or decrease the Purchase Price more than the decrease proposed by Buyer, as applicable.  The decision of such independent accounting firm shall be binding on the Parties, and the fees and expenses of such independent accounting firm shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer.  The date upon which all adjustments and amounts in a Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the independent accounting firm as set forth in this Section 2.05(e) shall be called the “Final Settlement Date,” and the portion of the final adjusted Purchase Price shall be called the “Final Amount.”  If (a) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Seller an amount equal to the Final Amount, minus the Preliminary Amount; or (b) the Final Amount is less than the Preliminary Amount, Seller shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount.  Such payment shall be made within five (5) Business Days after the Final Settlement Date by wire transfer of immediately available U.S. funds to the accounts specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable.

Assumption

.  If the Closing occurs, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay, and discharge the following liabilities of Seller arising from, based upon, related to, or associated with the Assets and only to the extent not constituting Retained Liabilities (collectively, the “Assumed Liabilities”), subject to Seller’s indemnity obligations under Section 10.02, and further subject to the limitations and restrictions in Article 10, including any and all Damages and obligations, known or unknown, allocable to the Assets and: (a) attributable to or resulting from the use, maintenance, or ownership of the Assets, including the performance of all covenants and the discharge of all duties, obligations, responsibilities, and liabilities arising under the terms of the Leases and the Applicable Contracts (other than obligations to pay money) for all periods before, at, and after the Closing Date, except for all obligations and liabilities for the payment of amounts owed in connection with the Assets (including the payment of Property Costs and Royalties), which shall be allocated between Seller and Buyer as of the Effective Time as provided in Section 2.05; (b) imposed by any Legal Requirement or Governmental Body relating to the Assets regardless of whether arising before, at, or and after the Closing Date; (c) for plugging, abandonment, decommissioning, and surface restoration of the Assets, including Wells and all surface facilities; (d) subject to Buyer’s rights and remedies set forth in Article 11 and the special warranty of Defensible Title set forth in the Instruments of Conveyance, attributable to or resulting from lack of Defensible Title to the Assets; (e) attributable to the Suspense Funds, to the extent actually received by Buyer (or for which a reduction to the Purchase Price was made); (f) attributable to the Imbalances; (g) subject to Buyer’s rights and remedies set forth in Article 11, attributable to or resulting from all Environmental Liabilities relating to the Assets, regardless of whether such Environmental Liabilities arose before, at, or after the Closing Date; (h) related to the conveyance of the Assets to Buyer at Closing; (i) attributable to claims relating to Taxes and assessments for which Buyer is responsible hereunder; (j) attributable to the failure to obtain a Consent that is not a Required Consent as provided in Section 11.03(a)(i); and (k) attributable to the Assumed Litigation.  Buyer acknowledges that: (i) the Assets have been used in connection with the exploration for, and the development, production, treatment, and transportation of, Hydrocarbons; (ii) spills of wastes, Hydrocarbons, produced water, Hazardous Materials, and other materials and substances may have occurred in the past or in connection with the Assets; (iii) there is a possibility that there are currently unknown, abandoned Wells, plugged wells, pipelines, and other equipment on or underneath the Properties; (iv) it is the intent of the Parties that, except for Retained Liabilities, all liability associated with the above matters, as well as any responsibility and liability to decommission, plug, or replug such wells (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies, be passed to Buyer effective as of the Closing Date and that Buyer shall assume all responsibility and liability for such matters and all claims and demands related thereto; (v) the Assets may contain asbestos, Hazardous Materials, or NORM; (vi) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms; (vii) Wells, materials, and equipment located on the Assets may contain NORM; and (viii) special procedures may be required for remediating, removing, transporting, and disposing of asbestos, NORM, Hazardous Materials, and other materials from the Assets.  From and after the Closing Date, but effective, to the extent provided above, as of the Effective Time, and subject to Seller’s indemnity obligations under Section 10.02 (and further subject to the limitations and restrictions in Article 10), Buyer shall assume, with respect to the Assets, all responsibility and liability (except for Retained Liabilities) for any assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with all Legal Requirements and requirements of Governmental Bodies.

Allocation of Purchase Price

.  The Purchase Price shall be allocated among the Wells as set forth in Schedule 2.07 hereto.  Seller and Buyer agree to be bound by the Allocated Values set forth in Schedule 2.07 for purposes of Article 11 hereof.  Seller and Buyer further agree that for the purpose of making the requisite filings under Section 1060 of the Code, and the regulations thereunder, the Purchase Price and any liabilities assumed by Buyer under this Agreement that are treated as consideration for Tax purposes shall be allocated among the Assets in a manner consistent with the Allocated Values, as set forth on Schedule 2.07 (the “Tax Allocation”).  Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the Contemplated Transactions, and in particular to report the information required by Section 1060(b) of the Code, and jointly to prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as possible following the Closing Date and in a manner consistent with the Tax Allocation as revised to take into account subsequent adjustments to the Purchase Price, including any adjustments pursuant to this Agreement to determine the Final Amount, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation, or otherwise, unless required to do so by any Legal Requirement after notice to and discussions with the other Party, or with such other Party’s prior consent.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller Party represents and warrants to Buyer, as of the Execution Date and again as of the Closing Date, the following:

Organization and Good Standing

.  Such Seller Party is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full limited liability company power and authority to conduct its business as it is now being conducted, and to own and operate the properties and assets (including the Assets) that it purports to own or use.  Such Seller Party is not a “foreign person” for purposes of Section 1445 of the Code.

Authority; No Conflict

.

(a)

The execution, delivery, and performance of this Agreement, the other Transaction Documents to which such Seller is a party, and the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company action on the part of such Seller Party.  This Agreement has been duly executed and delivered by such Seller Party, and at the Closing, all other Transaction Documents executed and delivered by such Seller Party at or in connection with such Closing shall have been duly executed and delivered by such Seller Party.  This Agreement and the other Transaction Documents to which such Seller is a party constitute the legal, valid, and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b)

Except as set forth in Schedule 3.02(b), neither the execution and delivery of this Agreement nor any other Transaction Document by such Seller Party nor the consummation or performance of any of the Contemplated Transactions by such Seller Party shall, directly or indirectly (with or without notice or lapse of time):

(i)

contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of such Seller Party, or (B) any resolution adopted by the board of directors, managers, or officers of such Seller Party;

(ii)

assuming the receipt of all Consents and the waiver of all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions, contravene, conflict with, or result in a Breach of or default under, or give rise to a right to terminate, accelerate, or modify any terms of, or a right to exercise any remedy or obtain any relief under, any credit agreement, note, bond, mortgage, indenture, license, Lease, Contract, or other agreement or document to which such Seller Party, or any of the Assets, may be subject;

(iii)

contravene, conflict with, or result in a violation of any of the terms or requirements of any Legal Requirement or Order, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization, that, in either case, relates to such Seller Party or the Assets, or otherwise challenge the Contemplated Transactions; or

(iv)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except for Permitted Encumbrances.

Bankruptcy

.  Except for claims or matters related to the bankruptcy case of Linn Energy, LLC, and its subsidiaries commenced on May 11, 2016, and concluded on September 27, 2018, for which the United States Bankruptcy Court for the Southern District of Texas retains jurisdiction, there are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by such Seller Party or, to such Seller Party’s Knowledge, Threatened against such Seller Party. Seller is not insolvent.

Taxes

.  All material Tax Returns required to be filed by such Seller Party with respect to Asset Taxes have been timely filed and all such Tax Returns are correct and complete in all material respects.  All material Asset Taxes required to be paid by such Seller Party that are or have become due have been timely paid in full, and such Seller Party is not delinquent in the payment of any such Asset Taxes.  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes.  There are no administrative or judicial proceedings by any taxing authority pending against Seller relating to or in connection with any Asset Taxes.  All Tax withholding and deposit requirements imposed by applicable Legal Requirements with respect to any of the Assets have been satisfied in all material respects.  There are no actual, pending, or Threatened Tax liens covering the Assets, except for Tax liens that are Permitted Encumbrances.  Except as disclosed on Schedule 3.04, no Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

Legal Proceedings

.  Other than the Assumed Litigation and the Retained Litigation, such Seller Party has not been served with any Proceeding, and there is otherwise no pending or, to such Seller Party’s Knowledge, Threatened, Proceeding against such Seller Party or any of its Affiliates, or the Assets, in each case, that (a) relates to or concerns the Assets, or (b) challenges, or may have the effect of preventing, delaying, making illegal, materially hindering, or otherwise interfering with, any of the Contemplated Transactions.

Brokers

.  Neither such Seller Party nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are and will remain the sole responsibility of such Seller Party and its Affiliates.

Compliance with Legal Requirements

.  To such Seller Party’s Knowledge, except as set forth in Schedule 3.07, there is no uncured material violation by such Seller Party of any Legal Requirements (other than Environmental Laws and Legal Requirements related to Taxes, which are addressed in other provisions of this Article 3) with respect to such Seller Party’s use, ownership, and operation of the Assets.

Hydrocarbon Marketing

.  Except as set forth on Schedule 3.08, there are no calls on production, options to purchase, or similar rights binding on such Seller Party in effect with respect to any portion of the Hydrocarbons produced from or allocable to the Properties.  Except as disclosed on Schedule 3.08, such Seller Party is not obligated by any production payment, material prepayment arrangement, or “take-or-pay” requirement to sell, gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor.  Except as set forth on Schedule 3.08, none of the Properties is subject to any contract or agreement that contain acreage commitment or dedication provisions, minimum volume obligations or commitments and associated deficiency payment obligations, requirements obligations, or similar obligations or provisions that will be binding on Buyer.

Imbalances

. To such Seller Party’s Knowledge, except as set forth in Schedule 3.09, there are no Imbalances with respect to such Seller Party’s obligations relating to the Wells as of the dates reflected thereon.

Material Contracts

.  To such Seller Party’s Knowledge, Schedule 3.10 sets forth all Applicable Contracts of the types described below to which such Seller Party is a party or is otherwise bound as of the Execution Date (collectively, the “Material Contracts”):

(a)

any Applicable Contract that contains a call on production or option to purchase production or that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, or similar Applicable Contract that is not terminable without penalty on ninety (90) days’ or less notice, including all such Applicable Contracts that contain an acreage commitment or dedication provision, minimum volume obligation or commitment and associated deficiency payment obligation, requirements obligation, or similar obligation that will be binding on Buyer;
(b)

any Applicable Contract that can reasonably be expected to result in aggregate payments or liabilities by such Seller Party of more than One Hundred Thousand Dollars ($100,000) net to such Seller Party’s interest during the current or any subsequent fiscal year or more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate net to such Seller Party’s interest over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(c)	any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract;
(d)

any Applicable Contract that constitutes a partnership agreement, joint venture agreement, area of mutual interest agreement, joint development agreement, “drillco” agreement, joint operating agreement, farmin or farmout agreement, non-competition agreement, or similar Contract where the primary obligation has not been completed prior to the Effective Time (in each case, excluding any tax partnership); and

(e)	any Applicable Contract between Seller and any Affiliate of Seller or Seller Party that will not be terminated prior to Closing.

Neither such Seller Party, nor to the Knowledge of such Seller Party, any other party is in default under any Material Contract, except as set forth in Schedule 3.10, and to the Knowledge of such Seller Party, there has occurred no event, fact, or circumstance that, with the lapse of time, the giving of notice, or both, would constitute such a Breach or default by such Seller Party, or any Third Party under the terms of any Material Contract.  To such Seller Party’s Knowledge such Material Contracts are in full force and effect.  Except as set forth in Schedule 3.10, there are no Contracts with Affiliates of such Seller Party that will be binding on the Assets after the Closing.

Consents and Preferential Purchase Rights

.  To such Seller Party’s Knowledge, except as set forth in Schedule 3.11, none of the Assets is subject to any Preferential Purchase Rights or Consents required to be obtained by such Seller Party which may be applicable to the Contemplated Transactions, except for (a) Consents and approvals of Governmental Bodies that are customarily obtained after Closing and (b) Applicable Contracts that are terminable upon not greater than sixty (60) days’ notice without payment of any fee.

Current Commitments

. Schedule 3.12 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments individually equal to or greater than One Hundred Thousand Dollars ($100,000) (net to such Seller Party’s interest) (the “AFEs”) relating to operations to drill or rework any Wells or for other capital expenditures on the Assets pursuant to any of the Applicable Contracts for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

Environmental Laws

.  Except as set forth in Schedule 3.13, to such Seller Party’s Knowledge, on the Execution Date, the Properties are in compliance in all material respects with all applicable Environmental Laws and all Permits required under Environmental Laws relating to the ownership and operation of the Properties and the production and disposition of Hydrocarbons therefrom, except for prior instances of noncompliance that have been resolved in accordance with the standard of the Lowest Cost Response. To such Seller Party’s Knowledge, except as set forth in Schedule 3.13, on the Execution Date, such Seller Party and each Third Party operator of the Properties, as applicable, has all Permits required under Environmental Laws in connection with the ownership and operation of the Properties and the production and disposition of Hydrocarbons therefrom, except when the failure to obtain or maintain such an environmental Permit would not reasonably be expected to be material, and no such Seller Party has received written notice that any of such environmental Permits are not in full force and effect.  Except as set forth in Schedule 3.13, (a) there are no Proceedings pending or, to such Seller Party’s Knowledge, Threatened in writing before any Governmental Body with respect to the Properties alleging material violations of, or material liabilities under, any Environmental Law, or claiming any remediation obligation, and (b) such Seller Party has received no notice from any Governmental Body of any alleged or actual material violation of, or material non-compliance with, or material liability under, any Environmental Law or of any material non-compliance with the terms of any Permit required under Environmental Laws, in each case arising from, based upon, associated with, or related to the Properties, or the ownership or operation thereof, or the production and marketing of Hydrocarbons therefrom, the subject matter of which notice is unresolved.  To the extent that Buyer asserts or could have asserted a Breach of or inaccuracy in the representations and warranties contained in this Section 13.13 as an Environmental Defect under Section 11.10, Buyer’s sole and exclusive remedy for such Breach shall be pursuant to the Environmental Defect process in Article 11.

Permits

.  To such Seller Party’s Knowledge, except as set forth in Schedule 3.14, (a) such Seller Party, with respect to any Assets currently operated by such Seller Party or any of its Affiliates, and each Third Party operator, with respect to all Non-Operated Assets, has acquired all Permits (excluding Permits required under Environmental Laws, which are addressed in Section 3.13) from appropriate Governmental Bodies to conduct operations on such Assets in material compliance with all applicable Legal Requirements; (b) all such Permits are in full force and effect; (c) no Proceeding is pending or Threatened to suspend, revoke, or terminate any such Permit or declare any such Permit invalid; and (d) to such Seller Party’s Knowledge, such Seller Party is in compliance in all material respects with all such Permits.

Wells

.

(a)

To such Seller Party’s Knowledge, as of the Execution Date, the Wells described on Exhibit B include, inter alia, all Hydrocarbon wells located on the Leases, the Lands, and the Units that are (i) currently capable of producing Hydrocarbons, (ii) currently being drilled, or (iii) have been drilled and are awaiting completion.  Except as disclosed on Schedule 3.15, (a) no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction, and (b) there are no Wells that Seller is currently obligated by applicable Legal Requirements or contract to plug or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body.

(b)

To the Knowledge of such Seller Party, all Hydrocarbon wells located on the Leases, Lands, and Units that have been plugged and abandoned were plugged and abandoned in accordance with all applicable Legal Requirements.

Payout Balances

. Schedule 3.16 sets forth, to such Seller Party’s Knowledge, the payout balances as of the Execution Date for each Well subject to payout.

Employee Benefits

.

(a)

For purposes of this Agreement, “Seller Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other welfare, retirement, pension, deferred compensation, bonus, incentive, severance, executive life insurance, vacation or paid time off, fringe benefit, stock purchase, stock option, phantom stock, equity or equity-based awards, employment, profit sharing, retention, stay bonus, change of control and other material compensation or benefit plans, programs, policies, agreements or arrangements, in each case whether or not reduced to writing, whether funded or unfunded, whether or not tax-qualified, and whether or not subject to ERISA, which is or has been maintained, sponsored or contributed to, or required to be contributed to, by a Seller Party for the benefit of any employee of such Seller Party (or any spouse or dependent of such individual), or under which a Seller Party or any of its ERISA Affiliates has or may have any liability.  Schedule 3.17(a) contains a true and complete list of all Seller Benefit Plans.

(b)

Each Seller Benefit Plan has been established, funded, administered, and maintained in all material respects in accordance with its terms and in all material respects in compliance with all applicable Legal Requirements, including ERISA and the Code, and any premiums due or contributions required to be made under the terms of any Seller Benefit Plan have been timely made in all material respects.

(c)

No Seller Benefit Plan is, and no Seller Party has any Liability, including on account of an ERISA Affiliate, under any employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Seller Benefit Plan is an employee benefit plan which provides health, medical, or life insurance benefits to any current or former employee after termination of employment with a Seller Party, except to the extent required by COBRA.  Each Seller Benefit Plan which is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) complies with and has been maintained and operated in accordance with COBRA.

(d)

THIS SECTION 3.17 CONTAINS THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SUCH SELLER PARTY WITH RESPECT TO EMPLOYEE BENEFITS MATTERS.  NO OTHER PROVISION OF THIS AGREEMENT SHALL BE CONSTRUED AS CONSTITUTING A REPRESENTATION OR WARRANTY REGARDING SUCH MATTERS.

Disbursement of Production Revenues; Suspense Funds

.  To such Seller Party’s Knowledge, all Hydrocarbon proceeds payable by such Seller Party to Working Interest owners, Royalty owners, and other interest owners in the Properties have been and will be timely disbursed in accordance with the terms of the Leases, applicable Legal Requirements, and applicable division orders, pooling agreements and orders, and other applicable contractual arrangements, or if not so disbursed, are being properly held in suspense or otherwise contested in good faith in the normal course of business, except, in each case, to the extent any failure would not cause a Lease to terminate.  To such Seller Party’s Knowledge, all material Suspense Funds held by such Seller Party and owed to Third Parties for disbursement to Working Interest, Royalty, and other interest owners in the Properties operated by such Seller Party are set forth on Schedule 3.18 as of the date or dates reflected thereon.

Leases

.  Except as set forth on Schedule 3.19, within the one-year period preceding the Execution Date, no lessor under any Lease has given, or Threatened to give, notice of any action to terminate, cancel, rescind, repudiate, or procure a judicial reformation of any Lease or any provision thereof.

Drilling Obligations

.  Except as set forth on Schedule 3.20, to such Seller Party’s Knowledge, and except for such optional drilling operations as may be necessary to maintain a Lease beyond the end of its primary term and drilling operations required for such Seller Party to comply with any implied covenant applicable to a Lease, none of the Leases contains, and none of the Leases is subject to or burdened contractually by, a continuous drilling or other obligation that requires the drilling of a Hydrocarbon well.

Payment of Expenses

.  To the Knowledge of such Seller Party, such Seller Party has paid, or such Seller Party will pay in accordance with past practices, its proportionate share of all amounts owed by such Seller Party in connection with the Properties for which such Seller Party has received invoices from the operator(s) thereof or the relevant vendors, and there are no past due cash calls or payments due from such Seller Party under the terms of the Material Contracts or otherwise with respect to the Properties for which a vendor has filed or is entitled to file a lien following the Execution Date.

Knowledge Qualifier for Non-Operated Assets

.  To the extent that such Seller Party has made any representations or warranties in this Article 3 in connection with matters relating to Non-Operated Assets, each and every such representation and warranty shall be deemed to be qualified by the phrase, “To such Seller Party’s Knowledge.”

Disclosures with Multiple Applicability; Materiality

.  If any fact, condition, or matter disclosed in Seller’s disclosure Schedules applies to more than one Section of this Article 3, a single disclosure of such fact, condition, or matter on Seller’s disclosure Schedules shall constitute disclosure with respect to all sections of this Article 3 to which such fact, condition, or other matter applies, regardless of the section of Seller’s disclosure Schedules in which such fact, condition, or other matter is described.  Inclusion of a matter on Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or “Material Adverse Effect” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect.  Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Execution Date and the Closing Date, the following:

Organization and Good Standing

.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to do business as such and is in good standing in each jurisdiction in which the Assets are located.

Authority; No Conflict

.

(a)

This Agreement constitutes, and, upon their execution and delivery at the Closing, the other Transaction Documents to which Buyer is a party shall constitute, the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)

Neither the execution and delivery of this Agreement or the other Transaction Documents by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

(c)

Neither the execution and delivery by Buyer of this Agreement or the other Transaction Documents, nor the consummation or performance of any of the Contemplated Transactions by Buyer shall (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, (ii) contravene, conflict with, or result in a violation of any resolution adopted by the board of managers or members of Buyer, or (iii) contravene, conflict with, or result in a breach or default under, or give rise to any right to terminate, accelerate, or modify any terms of, or a right to exercise any remedy or obtain any relief under, any credit agreement, note, bond, mortgage, indenture, license, or other contract or any Legal Requirement or Order to which Buyer may be subject, or otherwise give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions.

(d)

Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the Contemplated Transactions.

Certain Proceedings

.  There is no Proceeding pending or, to Buyer’s Knowledge, Threatened against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been Threatened.

Knowledgeable Investor

.  Buyer is an experienced and knowledgeable investor in the oil and gas business.  Prior to entering into this Agreement, Buyer was advised by its own legal, tax, and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets, and their value, and it has relied solely thereon and on the representations and obligations of Seller in this Agreement and the documents to be executed by Seller in connection with this Agreement at Closing.  Buyer is acquiring the Assets for its own account and not for sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable Legal Requirements.

Qualification

.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is not acquiring the Assets in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder.  Without limiting Section 6.02, Buyer is, or as of the Closing will be, qualified under applicable Legal Requirements to hold oil and gas leases, rights-of-way, and other rights issued or controlled by (or on behalf of) any applicable Governmental Body having jurisdiction in the State of Oklahoma and will be qualified under applicable Legal Requirements to own the Assets.  Buyer has, or as of the Closing Date will have, posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets.  To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

Brokers

.  Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.

Financial Ability

.  Buyer has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to (a) deliver the amounts due at Closing, (b) take such actions as may be required to consummate the Contemplated Transactions, and (c) timely pay and perform Buyer’s obligations under this Agreement and the other Transaction Documents to which Buyer is a party.  Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

Securities Laws

.  The solicitation of offers and the sale of the Assets by Seller have not been registered under any securities laws.  At no time has Buyer been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions.  Buyer is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and if Buyer sells, transfers, or otherwise disposes of the Assets or fractional undivided interests therein, Buyer agrees to do so in compliance with applicable federal and state securities laws.

Due Diligence

.  Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the other Transaction Documents to which Seller is a party, or Buyer’s right to rely thereon, Buyer and its Representatives have (a) been permitted full and complete access to all materials relating to the Assets, (b) been afforded the opportunity to ask all questions of Seller (or Seller’s Representatives) concerning the Assets, (c) been afforded the opportunity to investigate the condition of the Assets, and (d) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Buyer (whether by Seller or otherwise).  Buyer hereby waives any claims arising out of any materials, documents, or other information provided or made available to Buyer (whether by Seller or otherwise), whether under this Agreement, at common law, by statute, or otherwise.

Basis of Buyer’s Decision

.  By reason of Buyer’s knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Seller’s representations, warranties, covenants, and agreements contained in this Agreement and the other Transaction Documents, and not on any other representations or warranties by Seller.  Buyer has not relied and shall not rely on any statements by Seller or its Representatives (other than those representations, warranties, covenants, and agreements of Seller contained in this Agreement and the other Transaction Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions.  Buyer understands and acknowledges that neither the United States Securities and Exchange Commission nor any other Governmental Body has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Buyer, and, except as set forth in Article 9, Buyer is not entitled to cancel, terminate, or revoke this Agreement, whether due to the inability of Buyer to obtain financing, pay the Purchase Price, or otherwise.

Business Use, Bargaining Position

.  Buyer is purchasing the Assets for commercial or business use.  Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Seller.  Buyer expressly acknowledges and recognizes that the price for which Seller has agreed to sell the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the Texas Deceptive Trade Practices - Consumer Protection Act, V.C.T.A. Bus & Comm Ann. § 17.41 et seq. (the “DTPA”), to the extent applicable, or any similar Legal Requirement.  Buyer further recognizes that Seller, in determining to proceed with entering into this Agreement, has expressly relied on the provisions of this Article 4.

Bankruptcy

.  There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer.  Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.

ARTICLE 5
COVENANTS OF SELLER

Access and Investigation

.

(a)	Between the Execution Date and the Defect Notice Date, to the extent that doing so would not violate applicable Legal Requirements, Seller’s obligations to any Third Party, or other restrictions on Seller, Seller shall afford Buyer and its Representatives reasonable access, by appointment only, during Seller’s regular hours of business, to appropriate Seller’s personnel, any contracts, books and records, and other documents and data related to the Assets (including, for avoidance of doubt, the Wells), except any such contracts, books and records, or other documents and data that are Excluded Assets or that cannot, without unreasonable effort or expense, be separated from any contracts, books and records, or other documents and data that are Excluded Assets (and upon Buyer’s request, Seller shall use reasonable efforts to obtain the consent of Third Party operators to give Buyer and its Representatives reasonable access to similar information with respect to Non-Operated Assets; provided that Seller shall not be required to make payments or undertake obligations in favor any Third Parties in order to obtain such consent); provided that, except as expressly provided in this Agreement or in the Instruments of Conveyance, Seller makes no representation or warranty, and expressly disclaims all representations and warranties as to the accuracy or completeness of the documents, information, books, records, files, and other data that it may provide or disclose to Buyer.

(b)

Notwithstanding the provisions of Section 5.01(a), (i) Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable Third Parties, and (ii) Buyer’s right of access shall not entitle Buyer to operate equipment or conduct subsurface or other invasive testing or sampling.  Environmental review shall not exceed the review contemplated by a Phase I Environmental Site Assessment without Seller’s prior written permission, which may be withheld in Seller’s sole discretion.

(c)

Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and Seller’s Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate on the Closing Date (in each case, except as to the Excluded Assets); provided that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Closing Date.

Ownership of the Assets

.  Except as set forth on Schedule 5.02, or as required by applicable Legal Requirements, between the Execution Date and the Closing Date, Seller shall operate its business with respect to its ownership of the Assets as a reasonably prudent operator, in a good and workmanlike manner, in material compliance with all applicable Legal Requirements, and otherwise consistent with past practices.  Without limiting the foregoing, Seller shall:

(a)

not, without Buyer’s prior written consent, transfer, sell, pledge, mortgage, hypothecate, encumber, or otherwise dispose of any of the Assets, except as required under any Leases or Contracts, and except for sales of Hydrocarbons, equipment, and inventory in the ordinary course of business;

(b)

shall pay and discharge, when due, Seller’s share of all Royalties, delay rentals, shut-in royalties, and other lease maintenance payments, Asset Taxes (to the extent such Asset Taxes become due and payable prior to the Closing Date, subject to reimbursement by Buyer if required under Sections 13.02(b) and 13.02(c)), costs, expenses, and other obligations in connection with or relating to the Assets, and keep the Assets free of Encumbrances and claims that do not constitute Permitted Encumbrances;

(c)

not, without Buyer’s written consent, amend, modify, release, terminate, or abandon any Lease, Well, or other personal property constituting part of the Assets unless required to do so by applicable Legal Requirement;

(d)

not, without Buyer’s prior written consent, propose, or agree to participate, in any single operation with respect to the Wells or Leases with an anticipated cost in excess of Fifty Thousand Dollars ($50,000) net to Seller’s interest, except for any emergency operations;

(e)

not, without Buyer’s prior written consent, execute, terminate, cancel, extend, or materially amend or modify any Applicable Contract or Lease other than the execution or extension of a Contract for the sale, exchange, transportation, gathering, treating, or processing of Hydrocarbons terminable without penalty on sixty (60) days’ or shorter notice; and

(f)

shall provide Buyer with copies of any and all correspondence received from any Governmental Body with respect to the Assets as soon as practicable, but in any event within fifteen (15) days after receipt thereof;

(g)	shall not waive, compromise, or settle any material right or material claim with respect to any of the Assets; and
(h)	not commit to do any of the actions in subsections (a) through (g).

Buyer acknowledges that Seller owns undivided interests in certain of the Properties, and Buyer agrees that the acts or omissions of the other working interest owners who are not Seller or an Affiliate of Seller shall not constitute a Breach of the provisions of this Section 5.02, nor shall any action required by a vote of working interest owners constitute such a Breach so long as Seller or its Affiliate has voted its interest in a manner that complies with the provisions of this Section 5.02; provided further that no such action materially impairs the value of the applicable Asset.  Further, no action or inaction of any Third Party operator with respect to any Asset shall constitute a Breach of this Section 5.02 to the extent Seller uses commercially reasonable efforts to cause such Third Party operator to operate such applicable Asset in a manner consistent with this Section 5.02. Seller shall provide Buyer with written notice of such Third Party action or inaction within two (2) Business Days of Seller’s Knowledge thereof.  Seller may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 5.02, and Buyer’s approval of any such action shall not be unreasonably withheld, conditioned, or delayed, and shall be considered granted ten (10) days (unless a shorter time is reasonably required by the circumstances, and such shorter time is specified in Seller’s notice) after delivery of notice from Seller to Buyer requesting such consent unless Buyer notifies Seller to the contrary during such ten (10)-day period.  Notwithstanding the foregoing provisions of this Section 5.02, in the event of an emergency, Seller may take such action as is reasonably necessary and shall notify Buyer of such action promptly thereafter, but in no event later than three (3) days after Seller acquires Knowledge of such emergency.  Any matter approved in writing (or deemed approved) by Buyer pursuant to this Section 5.02 that would otherwise constitute a Breach of one of Seller’s representations and warranties in Article 3 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.

Insurance

.  Seller shall maintain in force during the period from the Execution Date until the Closing Date insurance in the amounts and with the coverages currently maintained by Seller.  The daily pro-rated annual premiums for insurance that accrue after the Effective Time and are attributable to the insurance coverage for the period between the Effective Time and the Closing Date will constitute Property Costs.

Consent and Waivers

.  Seller shall use commercially reasonable efforts to obtain, prior to the Closing, written waivers of all Preferential Purchase Rights and all Consents necessary for the transfer of the Assets to Buyer; provided that, in the event Seller is unable to obtain all such Consents or waivers of all such Preferential Purchase Rights after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement.  Seller shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the Required Consents.  Buyer shall reasonably cooperate with Seller in seeking to obtain such Consents.

Amendment to Schedules

.  Until the fifth (5th) Business Day before the Closing Date, Seller shall have the right (but not the obligation) to supplement the Schedules to this Agreement with respect to any matters discovered or occurring subsequent to the Execution Date and on or before the Closing Date.  Except to the extent such updates are a direct result of actions taken with Buyer’s consent pursuant to Section 5.02, prior to the Closing, any such supplement shall not be considered for purposes of determining if Buyer’s Closing conditions have been met under Section 7.01 or for determining any remedies available under this Agreement; provided, however, that if the Closing occurs, then such supplements shall be incorporated into Seller’s disclosure Schedules and any claim related to such matters disclosed in the supplements shall be deemed waived, and Buyer shall not be entitled to make a claim thereon under this Agreement or otherwise with respect to such matters.

ARTICLE 6
OTHER COVENANTS

Notification and Cure

.  Between the Execution Date and the Closing Date, Buyer shall promptly notify Seller in writing, and Seller shall promptly notify Buyer in writing, if Seller or Buyer, as applicable, obtains Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties hereunder as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any representation, warranty, or covenant of such other Party hereunder as of the time of occurrence or discovery of such fact or condition.  If any of Buyer’s or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such Breach of representation, warranty, covenant, or agreement shall (if curable)

be cured by the Closing (or, if the Closing does not timely occur, by the date set forth in Section 9.01(d)), then such Breach shall be considered not to have occurred for all purposes of this Agreement.

Satisfaction of Conditions

.  Between the Execution Date and the Closing Date, (a) Seller shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied, and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied; provided, however, that if Seller or Buyer, as applicable, is unable to satisfy such conditions after using such commercially reasonable efforts, and such other Party agrees in writing to a waiver of such conditions, such failure to satisfy shall not constitute a Breach of this Agreement.

Replacement of Insurance, Bonds, Letters of Credit, and Guaranties

.

(a)

The Parties understand that none of the insurance currently maintained by Seller or Seller’s Affiliates covering the Assets, nor any of the bonds, letters of credit, or guaranties, if any, posted by Seller or Seller’s Affiliates with Governmental Bodies or co-owners and relating to the Assets will be transferred to Buyer.  On or before the Closing Date, Buyer shall obtain, and deliver to Seller evidence of, all necessary replacement bonds, letters of credit, and guaranties, and evidence of such other authorizations, qualifications, and approvals as may be necessary for Buyer to own the Assets that are to be conveyed to Buyer at the Closing.

(b)

Promptly (but in no event later than thirty (30) days) after the Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer title to the Assets conveyed to Buyer at the Closing and to comply with applicable Legal Requirements, and Seller shall reasonably assist Buyer with such filings.  Buyer shall indemnify, defend, and hold harmless Seller Group from and against all Damages arising out of Buyer’s holding of such title or operatorship of the Assets after the Closing and prior to the securing of any necessary Governmental Authorizations of the Contemplated Transactions.

Governmental Reviews

.  Seller and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions.  Each Party shall, to the extent permitted pursuant to applicable Legal Requirements, cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.  Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions, regardless of whether Buyer, Seller, or any Affiliate of any of them is required to make the payment.

ARTICLE 7
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligations to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing are subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part), in each case, insofar as such conditions pertain to the Assets to be conveyed from Seller to Buyer at the Closing:

Accuracy of Representations

.

(a)

Each and every Fundamental Representation of Seller must have been true in all respects (except for de minimis inaccuracies) as of the Execution Date and must be true in all respects (except for de minimis inaccuracies) as of the Closing Date as if made on the Closing Date.

(b)

All of Seller’s representations and warranties in this Agreement (other than its Fundamental Representations) must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date; provided, however, that solely for purposes of determining whether Seller has satisfied or fulfilled the condition set forth in this Section 7.01(b) in order to ascertain whether Buyer is entitled to terminate this Agreement under Section 9.01(b), a Breach or inaccuracy of the representation and warranty contained in Section 3.13 shall be disregarded, to the extent such Breach or inaccuracy is asserted as an Environmental Defect in a timely and proper manner under Section 11.10, and such Environmental Defect is addressed in accordance with the procedures contained in Sections 11.11 through 11.13.

Seller’s Performance

.  All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

No Proceedings

.  Since the Execution Date, there must not have been commenced or Threatened against Seller, the Assets, or any of Seller’s Affiliates, any Proceeding (other than any matter initiated by either Buyer or its Affiliates) seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

No Orders

.  On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

Necessary Consents and Approvals

.  All Governmental Authorizations required for the Contemplated Transactions, except Consents and approvals of Instruments of Conveyance by Governmental Bodies that are customarily obtained after the Closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

Closing Deliverables

.  Seller shall have (a) delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 2.04(a); and (b) otherwise taken all actions required to be taken by Seller on or prior to the Closing Date.

Certain Adjustments

.  The sum of (i) all Title Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible (less the sum of all Title Benefit Value and excluding Title Defect Values for Title Defects requiring the release or discharge of a lien or other Encumbrance that Seller is obligated to deliver at the Closing), plus (ii) the Aggregate Environmental Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.02, plus (iv) the aggregate downward Purchase Price adjustments under Section 11.03, shall not exceed twenty-five percent (25%) of the unadjusted Purchase Price.

ARTICLE 8
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligations to sell the Assets and to take the other actions required to be taken by Seller at the Closing are subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part), in each case, insofar as such conditions pertain to the Assets to be conveyed from Seller to Buyer at the Closing:

Accuracy of Representations

.

(a)

Each and every Fundamental Representation of Buyer must have been true in all respects (except for de minimis inaccuracies) as of the Execution Date and must be true in all respects (except for de minimis inaccuracies) as of the Closing Date as if made on the Closing Date.

(b)

All of Buyer’s representations and warranties in this Agreement (other than its Fundamental Representations) must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date.

Buyer’s Performance

.  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

No Proceedings

.  Since the Execution Date, there must not have been commenced or Threatened against Buyer or against any of its Affiliates, any Proceeding (other than any matter initiated by Seller or an Affiliate of Seller) seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

No Orders

.  On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

Necessary Consents and Approvals

.  All Governmental Authorizations required for the Contemplated Transactions, except Consents and approvals of Instruments of Conveyance by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

Closing Deliverables

.  Buyer shall have (a) delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 2.04(b); and (b) otherwise taken all actions required to be taken by Buyer on or prior to the Closing Date.

Qualifications

.  Buyer shall have obtained all authorizations, qualifications, and approvals required to be obtained prior to the Closing under Section 6.03(a).

Certain Adjustments

.  The sum of (i) all Title Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible (less the sum of Title Benefit Values and excluding Title Defect Values for Title Defects requiring the release or discharge of a lien or other Encumbrance that Seller is obligated to deliver at the Closing), plus (ii) all Environmental Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.02, plus (iv) the aggregate downward Purchase Price adjustments under Section 11.03, shall not exceed twenty-five percent (25%) of the unadjusted Purchase Price.

ARTICLE 9
TERMINATION

Termination Events

.  This Agreement may, by written notice given prior to or at on the Closing Date, be terminated:

(a)	by mutual written consent of Seller and Buyer;
(b)

by Buyer, if Seller has committed a material Breach of this Agreement, and such Breach causes any of the conditions to the Closing set forth in Article 7 not to be satisfied or fulfilled (or, if prior to the Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Seller shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach, and the termination under this Section 9.01(b) shall not become effective unless Seller fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, if (i) Seller’s conditions to the Closing have been satisfied or waived in full, (ii) Seller is not in material Breach of the terms of this Agreement, and (iii) all of Buyer’s conditions to the Closing have been satisfied or waived, then the refusal or willful or negligent delay by Seller to close the Contemplated Transactions in a timely manner shall constitute a material Breach of this Agreement;

(c)

by Seller, if Buyer has committed a material Breach of this Agreement, and such breach causes any of the conditions to the Closing set forth in Article 8 not to be satisfied or fulfilled (or, if prior to the Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Buyer shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach, and the termination under this Section 9.01(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, if (i) Buyer’s conditions to the Closing have been satisfied or waived in full, (ii) Buyer is not in material Breach of the terms of this Agreement, and (iii) all of Seller’s conditions to the Closing have been satisfied or waived, then the refusal or willful or negligent delay by Buyer to close the Contemplated Transactions in a timely manner shall constitute a material Breach of this Agreement;

(d)

by either Seller or Buyer if the Closing has not occurred on or before November 1, 2020 (the “Outside Date”), or such later date as the Parties may agree upon in writing; provided that (i) no Party shall be entitled to terminate this Agreement pursuant to this Section 9.01(d) if such Party’s failure to comply with its obligations under this Agreement caused the Closing not to occur by the Outside Date; and (ii) neither Party shall be permitted to terminate this Agreement under this Section 9.01(d) if, prior to such an attempted termination, Buyer has become entitled, and commenced appropriate proceedings, to enforce its right of specific performance hereunder and, thereafter, uses commercially reasonable efforts to prosecute such proceedings to conclusion;

(e)

by either Seller or Buyer if (i) any Legal Requirement has made the consummation of the Contemplated Transactions illegal or otherwise prohibited, or (ii) a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such Order or other action has become final and nonappealable;

(f)

by Buyer if the aggregate number of Net Leasehold Acres within the applicable Target Formation underlying Lands located in the Specified Counties to be delivered by Seller at the Closing (free and clear of all defects or irregularities of title or Encumbrances other than Permitted Encumbrances) is less than seventy-five percent (75%) of the aggregate number of Net Leasehold Acres within the applicable Target Formation underlying Lands located in the Specified Counties as described on Schedule 9.01(f);

provided, further, that:

(x)

Buyer shall not be entitled to terminate this Agreement under Section 9.01(b) or Section 9.01(d) if (i) Buyer is in material Breach of Buyer’s representations, warranties, or covenants set forth herein, and such Breach or Breaches, individually or in the aggregate, result in the conditions precedent to the obligations of Sellers to close set forth in Article 8 not being fulfilled or satisfied; or (ii) Buyer is the party who obtains the order (if any) referred to in Section 7.04; and

(y)

Seller shall not be entitled to terminate this Agreement under Section 9.01(c) or Section 9.01(d) if (i) a Seller Party is in material Breach of Seller’s representations, warranties, or covenants set forth herein, and such Breach or Breaches, individually or in the aggregate, result in the conditions precedent to the obligations of Buyer to close set forth in Article 7 not being fulfilled or satisfied; or (ii) a Seller Party is the party who seeks and obtains the order (if any) referred to in Section 8.04.

Effect of Termination; Distribution of the Deposit Amount

.

(a)

If this Agreement is terminated pursuant to Section 9.01, all further obligations of the Parties under this Agreement shall terminate; provided that (a) such termination shall not impair nor restrict the rights of either Party against the other with respect to the Deposit Amount pursuant to Section 9.02(b), and (b) the following provisions shall survive the termination: Article 1, this Section 9.02, and Sections 10.03(c), 10.06, 10.07, 10.12, 10.13, 10.14, and Article 13 (other than Section 13.01).  If this Agreement is terminated pursuant to Section 9.01 in any circumstance other than by Seller for the reasons stated in Section 9.02(b)(i), Seller and Buyer shall jointly instruct the Escrow Agent to return the Deposit Amount, plus all interest earned thereon, to Buyer; provided, however, that if Buyer becomes entitled to enforce its remedy of specific performance under Section 9.02(b)(ii), then upon the entry by a court of competent jurisdiction of a final order requiring Seller’s performance of this Agreement, Seller and Buyer shall jointly instruct the Escrow Agent to disburse the Deposit Amount, plus all interest earned thereon, to Seller.  If this Agreement is terminated pursuant to Section 9.01(a) or Section 9.01(f) or as the result of the occurrence of the circumstances described in Section 7.07 and Section 8.08, then other than such return of the Deposit Amount, plus interest earned thereon, to Buyer, neither Party shall have any further liability to any other Party as the result of such termination.

(b)	Notwithstanding anything to the contrary in Section 9.02(a):
(i)

If (A) Seller has the right to terminate this Agreement (1) pursuant to Section 9.01(c) or (2) pursuant to Section 9.01(d), if at such time Seller could have terminated this Agreement pursuant to Section 9.01(c) (without regard to any cure periods contemplated therein), and (B) all of the conditions precedent to Buyer’s obligation to close set forth in Article 7 have been fulfilled or satisfied, or (C) if Buyer otherwise wrongfully fails, for any reason, to perform and discharge its obligation to close the Contemplated Transactions, the sole and exclusive remedy of Seller with the respect to the failure of the Closing to occur as the result of

Buyer’s Breach or other failure to satisfy or fulfill such conditions shall be the right to terminate this Agreement and receive the Deposit Amount (including accrued interest) as liquidated damages (and not as a penalty).  If Seller elects to terminate this Agreement pursuant to this Section 9.02(b)(i) and receive the Deposit Amount (including accrued interest) as liquidated damages, (x) the Parties shall, within two (2) Business Days of Seller’s election, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller, and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(ii)

If (A) Buyer has the right to terminate this Agreement (1) pursuant to Section 9.01(b) or (2) pursuant to Section 9.01(d), if at such time Buyer could have terminated this Agreement pursuant to Section 9.01(b) (without regard to any cure periods contemplated therein), (B) all of the conditions precedent to Seller’s obligation to close set forth in Article 8 have been fulfilled or satisfied, or (C) if Seller otherwise wrongfully fails, for any reason, to perform and discharge its obligation to close the Contemplated Transactions, the sole and exclusive remedies of Buyer with the respect to the failure of the Closing to occur as the result of Seller’s Breach or other failure to satisfy or fulfill such conditions shall be, in Buyer’s sole discretion, either (1) to enforce the remedy of specific performance of this Agreement against Seller, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount (including accrued interest) will be applied as called for herein, or (2) if Buyer does not seek and successfully enforce the remedy of specific performance, to terminate this Agreement and (in addition to retention of the Deposit Amount, including accrued interest) seek to recover damages from Seller in an amount up to, but not exceeding, the Deposit Amount (including accrued interest), as liquidated damages (and not as a penalty).  If Buyer elects to terminate this Agreement pursuant to this Section 9.02(b)(ii) and seek damages in an amount up to the Deposit Amount (including accrued interest) as liquidated damages, the Parties shall, within two (2) Business Days of Buyer’s election, (x) execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount (including accrued interest) to Buyer, and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(c)

The Parties recognize that the actual damages for a Party’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount in the case of Seller, on damages in the amount of the Deposit Amount in the case of Buyer, would, in either case, be a reasonable liquidated damages amount for such material Breach.

(d)

If Buyer elects to enforce its right to the remedy of specific performance of this Agreement in accordance with the terms of Section 9.02(b)(ii), the Parties agree that Buyer would be irreparably harmed by the unexcused failure of Seller to consummate the Closing or other

Breach or failure to perform its obligations under this Agreement, and that any such breach or failure to perform may not be compensated in all cases by money damages alone.  In that event, Buyer shall be entitled to seek temporary, preliminary, and permanent injunctive relief in connection with the enforcement of its right to specific performance under Section 9.02(b)(ii).

Return of Records Upon Termination

.  Upon termination of this Agreement, (a) Buyer shall promptly return to Seller or destroy (at Seller’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Assets, and (b) an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Seller in writing.

ARTICLE 10
INDEMNIFICATION; REMEDIES

Survival

.  The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (a) Fundamental Representations shall survive indefinitely; (b) the representations and warranties in Section 3.04 and the covenants and agreements in Section 2.07 and Section 13.02(b)-(e) shall survive for the period of the applicable statute of limitations or prescription plus sixty (60) days; (c) the special warranty of Defensible Title set forth in the Instruments of Conveyance shall survive for twenty-four (24) months after the Closing Date; (d) all other representations and warranties of Seller and Buyer shall survive for twelve (12) months after the Closing Date; and (e) all other covenants and agreements of Buyer shall survive until fully performed.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date. The indemnities in Sections 10.02(a), 10.02(b), 10.03(a) and 10.03(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying person on or before such termination date. The indemnities in Section 10.02(c) and Section 10.02(d) shall continue for thirty-six (36) months following the Closing Date. All other indemnities, and all other provisions of this Agreement, shall survive Closing without time limit except as may otherwise be expressly provided herein.

Indemnification and Payment of Damages by Seller

.  Except as otherwise limited in this Article 10, from and after the Closing, Seller shall defend, release, indemnify, and hold harmless Buyer Group from and against, and shall pay to Buyer Group the amount of, any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement, arising from, based upon, related to, or associated with:

(a)

any Breach of any representation or warranty made by Seller in this Agreement or the other Transaction Documents, or in any certificate delivered by Seller pursuant to this Agreement; provided, however, that for purposes of determining the existence of a Breach and calculating the amount of any Damages in connection therewith, all qualifications relating to materiality, and the requirement of a Material Adverse Effect contained in such representations and warranties shall be disregarded; and provided, further, that the indemnity of Seller provided in this Section 10.02(a) shall not include any Damages arising out of Seller’s Breach of the representation and warranty contained in Section 3.13 to the extent asserted by Buyer as an Environmental Defect in a timely and proper manner under Section 11.10 that is addressed in accordance with the procedures contained in Sections 11.11 through 11.13;

(b)	any Breach by Seller of any covenant, obligation, or agreement of Seller in this Agreement or the other Transaction Documents;
(c)

any Damages caused by Seller or Seller Group to the extent arising out of or relating to efforts by Seller or Seller Group to cure or remediate Environmental Defects in accordance with the terms of Section 11.11;

(d)	the Retained Liabilities;
(e)	the use and ownership of the Excluded Assets; and
(f)	the use and ownership of the Retained Assets (unless and until such time as such Retained Assets are conveyed to Buyer as Assets under the terms of this Agreement).

Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10 and Article 11, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance, are Buyer Group’s exclusive legal remedies against Seller with respect to this Agreement or the other Transaction Documents, and the Contemplated Transactions, including Breaches of the representations, warranties, covenants, obligations, and agreements of the Parties contained in this Agreement or the other Transaction Documents or the affirmations of such representations, warranties, covenants, obligations, and agreements contained in the certificate delivered by Seller at the Closing pursuant to Section 2.04, and Buyer releases Seller Group from any and all claims, causes of action, Proceedings, or other legal rights and remedies of Buyer Group, known or unknown, which Buyer might now or subsequently have, based on, relating to or in any way arising out of this Agreement or the other Transaction Documents, the Contemplated Transactions, the ownership, use, or operation of the Assets prior to the Closing, or the condition, quality, status, or nature of the Assets prior to the Closing, including any and all claims related to environmental matters or liability or violations of environmental laws and including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance, or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Seller or any of Seller’s Affiliates.  Seller shall have no obligation to indemnify any of the Buyer Group for any Damages for which Buyer is obligated to indemnify Seller Group pursuant to Section 10.03.

Indemnification and Payment of Damages by Buyer

.  Except as otherwise limited in this Article 10 and Article 11, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis, and shall defend, release, indemnify, and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement, arising from, based upon, related to, or associated with:

(a)

any Breach of any representation or warranty made by Buyer in this Agreement or the other Transaction Documents, or in any certificate delivered by Buyer pursuant to this Agreement; provided, however, that for purposes of determining the existence of a Breach and calculating the amount of any Damages in connection therewith, all qualifications relating to materiality, and the requirement of a Material Adverse Effect contained in such representations and warranties shall be disregarded;

(b)	any Breach by Buyer of any covenant, obligation, or agreement of Buyer in this Agreement or the other Transaction Documents;
(c)

any Damages caused by Buyer or Buyer Group arising out of or relating to access to the Assets and contracts, books and records and other documents and data relating thereto prior to the Closing, including Buyer’s title and environmental inspections pursuant to Sections 11.01 and 11.10, including Damages attributable to personal injury, illness or death, or property damage; and

(d)	the Assumed Liabilities.

Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10 are Seller Group’s exclusive legal remedies for Breaches by Buyer of this Agreement and the other Transaction Documents, all other legal rights and remedies being expressly waived by Seller Group; provided that Seller is entitled to any equitable remedies available under applicable Legal Requirements in connection with any Breach by Buyer of Article 13.

Indemnity Net of Insurance

.  The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance or indemnification proceeds realized by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates).

Limitations on Liability

.  Except with respect to the Fundamental Representations, claims based on actual fraud by Seller or Seller’s willful misconduct, and the representations and warranties included in Section 3.04, if the Closing occurs, Seller shall not have any liability for any indemnification under Section 10.02(a): (a) for any Damages with respect to any occurrence, claim, award, or judgment that do not, individually, exceed Fifty Thousand Dollars ($50,000) net to Seller’s interest (the “Individual Claim Threshold”); or (b) unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed two percent (2%) of the unadjusted Purchase Price, and then only to the extent such Damages exceed two percent (2%) of the unadjusted Purchase Price.  Except with respect to the Fundamental Representations, claims based on actual fraud by Seller or Seller’s willful misconduct, and the representations and warranties included in Section 3.04, in no event will Seller be liable for Damages indemnified under Section 10.02(a) to the extent such Damages exceed twenty-five percent (25%) of the unadjusted Purchase Price.  Notwithstanding anything herein to the contrary, in no event will Seller’s aggregate liability under this Agreement exceed one hundred percent (100%) of the unadjusted Purchase Price.

Procedure for Indemnification‑‑Third Party Claims

.

(a)

Promptly after receipt by an indemnified Party under Section 10.02 or 10.03 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified Party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 10.  The failure of any indemnified Party to give notice of a Third Party claim or Proceeding as provided in this Section 10.06 shall not relieve the indemnifying Party of its obligations under this Article 10 except to the extent such failure results in insufficient time being available to permit the indemnifying Party effectively to defend against the Third Party claim or participate in the Proceeding or otherwise prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.

(b)

If any Proceeding referred to in Section 10.06(a) is brought against an indemnified Party and the indemnified Party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying Party is also a party to such Proceeding and the indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying Party fails to provide reasonable assurance to the indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified Party, and, after notice from the indemnifying Party to the indemnified Party of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified Party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified Party in connection with the defense of such Proceeding.  If reasonably requested by the indemnifying Party, the indemnified Party agrees to cooperate in contesting any Proceeding which the indemnifying Party elects to contest (at the expense of the indemnifying Party); provided that the indemnified Party shall not be required to pursue any cross-claim or counter-claim.  Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if (A) such Proceeding relates to or arises in connection with any criminal proceeding, (B) such Proceeding seeks an injunction or equitable relief against any indemnified Party, (C) such Proceeding has or would reasonably be expected to result in Damages in excess of twenty-five percent (25%) of the unadjusted Purchase Price, or (D) the indemnifying Party has failed or is failing to defend in good faith such Proceeding.  If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified Party’s prior written consent unless (1) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified Party, (2) the sole relief provided is monetary damages that are paid in full by the indemnifying Party and (3) the indemnified Party shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent.

Procedure for Indemnification – Other Claims

.  A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought.

Indemnification of Group Members

.  The indemnities in favor of Buyer and Seller provided in Section 10.02 and Section 10.03, respectively, shall be for the benefit of and extend to such Party’s present and former Group members.  Any claim for indemnity under this Article 10 by any Group member other than Buyer or Seller must be brought and administered by the relevant Party to this Agreement.  No indemnified Person other than Buyer and Seller shall have any rights against either Seller or Buyer under the terms of this Article 10 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 10.08. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified Party affiliated with it in its sole discretion and shall have no liability to any such other indemnified Party for any action or inaction under this Section.

Extent of Representations and Warranties

.

(a)

Notwithstanding anything to the contrary contained in this Agreement, except as and to the extent expressly set forth in this Agreement, Seller’s certificate to be delivered in accordance with Section 2.04(a)(iii) or in the Instruments of Conveyance, Seller makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Buyer (including any opinion, information, or advice that may have been provided to Buyer or its Affiliates or Representatives by any Affiliates or Representatives of Seller or by any investment bank or investment banking firm, any petroleum engineer or engineering firm, Seller’s counsel, or any other agent, consultant, or Representative of Seller).  Without limiting the generality of the foregoing, except as and to the extent expressly set forth in this Agreement, Seller’s certificate to be delivered in accordance with Section 2.04(a)(iii), or in the Instruments of Conveyance, Seller expressly disclaims and negates any representation or warranty, express, implied, at common law, by statute, or otherwise, relating to (a) the title to any of the Assets, (b) the condition of the Assets (including any implied or express warranty of merchantability, fitness for a particular purpose, or conformity to models or samples of materials), it being distinctly understood that the Assets are being sold “As Is,” “Where Is,” and “With All

Faults As To All Matters”, (c) any infringement by Seller of any patent or proprietary right of any Third Party, (d) any information, data, or other materials (written or oral) furnished to Buyer by or on behalf of Seller (including the existence or extent of Hydrocarbons or other mineral reserves, the recoverability of such reserves, any product pricing assumptions, and the ability to sell Hydrocarbon production after the Closing), (e) the environmental condition and other condition of the Assets and any potential liability arising from or related to the Assets, and (f) the presence or absence of asbestos, norm, or other wastes or hazardous materials in or on the Assets in quantities typical for oilfield operations in the area where the Assets are located.

(b)

Buyer acknowledges and affirms that it has made its own independent investigation, analysis, and evaluation of the Contemplated Transactions and the Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets).  Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the express representations and warranties of Seller contained in this Agreement and the Transaction Documents.  Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced, any Proceeding of any kind against Seller or its Affiliates, alleging facts contrary to the foregoing acknowledgment and affirmation.

[RESERVED]

.

[RESERVED]

.

Compliance With Express Negligence Test

.  The Parties agree that any indemnity, defense, and/or release obligation arising under this Agreement shall apply without regard to the negligence, strict liability, or other fault of the indemnified Party, whether active, passive, joint, concurrent, comparative, contributory or sole, or any pre-existing condition, any breach of contract or breach of warranty, or violation of any Legal Requirement, except to the extent such damages were occasioned by the gross negligence or willful misconduct of the indemnified Party or any group member thereof, it being the Parties’ intention that Damages to the extent arising from the gross negligence or willful misconduct of the indemnified Party or any group member thereof not be covered by the release, defense, or indemnity obligations in this Agreement.  The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

Limitations of Liability

.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller or Buyer ever be liable for, and each Party releases the other from, any consequential, special, indirect, exemplary, or punitive damages, lost profits, or other business interruption damages, in tort, in contract, under any indemnity provision, arising by operation of law (including strict liability), or otherwise, relating to or arising out of the Contemplated Transactions or this Agreement; provided, however, that any consequential, special, indirect, exemplary, punitive damages, lost profits, and other business interruption damages, recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this Article 10 shall be included in the Damages recoverable under such indemnity.

No Duplication

.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation, or agreement herein.  Neither Buyer nor Seller shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 2.05 by reason of the same set of facts.

Disclaimer of Application of Anti-Indemnity Statutes

.  Seller and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the Contemplated Transactions.

Waiver of Right to Rescission

.  Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Contemplated Transactions consummated at the Closing.  As the payment of money shall be adequate compensation, following Closing, Seller and Buyer waive any right to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE 11
TITLE MATTERS AND ENVIRONMENTAL MATTERS;
PREFERENTIAL PURCHASE RIGHTS; CONSENTS

Title Examination and Access

.  Buyer may make or cause to be made, at its expense, such examination as it may desire of Seller’s title to the Assets.  For such purposes, until the Defect Notice Date, Seller shall give to Buyer and its Representatives access during Seller’s regular hours of business to originals or, in Seller’s sole discretion, copies (which copies may, at Seller’s sole discretion, be in electronic format), of all of the files, records, contracts, correspondence, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions and title curative, title files, title records, ownership maps, surveys, and any other information, data, records, and files that Seller has relating in any way to the title to the Assets, the past or present operation thereof, and the marketing of production therefrom, in accordance with, and subject to the limitations in, Section 5.01.

Preferential Purchase Rights

.  Seller shall use its commercially reasonable efforts to provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights, the operation of which is triggered by the Contemplated Transactions, no later than ten (10) Business Days after the Execution Date and in accordance with Section 5.04.  To the extent a Preferential Purchase Right is exercised by the holders thereof prior to the Closing Date, then the Properties subject to such Preferential Purchase Right shall not be sold to Buyer and shall be excluded from the Assets sold under this Agreement, and shall be considered Retained Assets.  The Purchase Price shall be reduced by the full Allocated Value of the Properties so retained.  All

Properties for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired without exercise by the holder thereof, in each case, prior to the Closing Date, shall be sold to Buyer at the Closing pursuant to the provisions of this Agreement. On the Closing Date, if the time period for exercising a Preferential Purchase Right has not expired, but no notice of waiver (or of the exercise of such Preferential Purchase Right) has been received by Seller from the holder thereof, then the Property subject to such Preferential Purchase Right shall be excluded from the Assets conveyed to Buyer at the Closing, Buyer shall receive a reduction of the Purchase Price equal to the full Allocated Value of the affected Property, and Seller shall be entitled to retain all proceeds paid for the affected Property by the Person exercising such Preferential Purchase Right.  If any holder of a Preferential Purchase Right initially elects to exercise a Preferential Purchase Right prior to the Closing, but after the Closing Date, fails for any reason to consummate the purchase of the affected Property, or the time for the exercise of a Preferential Purchase Right expires after the Closing Date without the exercise thereof, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Property from Seller for the Allocated Value thereof (subject to the adjustments pursuant to Section 2.05), and the closing of such transaction shall take place on a date designated by Seller not more than one hundred eighty (180) days after the Closing Date.  If such holder’s refusal to consummate the purchase of the affected Property occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Property at the Closing in accordance with the terms of this Agreement.

Consents

.  Seller shall initiate all procedures required to comply with or obtain all Consents required for the transfer of the Assets in accordance with Section 5.04.  If there exist any Consents that are not obtained from the holders of such rights prior to the Closing Date, Seller shall continue, during the period of one hundred eighty (180) days after the Closing Date, to use reasonable commercial efforts (which in no event shall include any obligation to pay money to the holders of such Consents or undertake any legal obligation) to obtain all such outstanding Consents as promptly thereafter as possible.  During the period of one hundred eighty (180) days after the Closing Date until such Consent is obtained, (i) the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the economic benefits, and to cause Buyer to bear the economic burdens, of the Assets subject to such Consent, and (ii) without the consent of Buyer, Seller shall neither take action to extend the term of, nor shall Seller terminate or take any action that would give rise to a right of termination under, any Contract burdened by such an outstanding Consent.

(a)	If Seller fails to obtain any Consent necessary for the transfer of any Asset to Buyer, Seller’s failure shall be handled as follows:
(i)

If the Consent is not a Required Consent, then the affected Assets shall nevertheless be conveyed to Buyer at the Closing as part of the Assets with no reduction in the Purchase Price.  Any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer as an Assumed Liability.

(ii)	If the Consent is a Required Consent, the Purchase Price (or portion thereof payable at such Closing) shall be reduced by the Allocated Value of the affected Assets

(which affected Assets shall include all Wells affected by the Applicable Contract or Lease for which a Consent is refused), and the affected Assets shall be excluded from the Assets conveyed to Buyer at the Closing and treated as Retained Assets.

(b)

Notwithstanding the provisions of Section 11.03(a), if Seller obtains a Required Consent described in Section 11.03(a)(ii) within one hundred eighty (180) days after the Closing Date, then Seller shall promptly deliver conveyances or assignments of the affected Asset(s) to Buyer, and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 2.05).

Title Defects

.  Buyer shall notify Seller of all Title Defects (“Title Defect Notice(s)”) promptly after the discovery thereof, but in no event later than 5:00 p.m., Central Time on September 15, 2020 (the “Defect Notice Date”).  To be effective, each Title Defect Notice shall be in writing and include (a) a description of the alleged Title Defect and the Well or portion thereof (including the currently producing formation, as applicable) affected by such alleged Title Defect (each, a “Title Defect Property”), (b) the Allocated Value of each Title Defect Property, (c) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, (d) Buyer’s preferred manner of curing such Title Defect, and (e) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based (the “Title Defect Value”).  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on a weekly basis prior to the Defect Notice Date, written notice (including email correspondence) of all alleged Title Defects (as well as any claims that would be claims under the special warranty of Defensible Title set forth in the Instruments of Conveyance) discovered by Buyer during the preceding week.  Failure to provide such preliminary weekly notice shall not waive Buyer’s right to assert Title Defects.  Notwithstanding anything herein to the contrary, Buyer forever waives, and Seller shall have no liability for, Title Defects not asserted by a Title Defect Notice meeting all of the requirements set forth in this Section 11.04 by 5:00 p.m., Central Time, on the Defect Notice Date, except for Title Defects that would, after the Closing, (x) constitute breaches of Seller’s special warranty of Defensible Title contained in each Instrument of Conveyance, (y) that were not asserted as Title Defects in a timely manner as provided in this Section 11.04, and (z) as to which claims are asserted by Third Parties within twenty-four (24) months after the Closing Date.

Title Defect Value

.  The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a)	if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;
(b)

if the Title Defect is an Encumbrance (other than the Permitted Encumbrances) that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)	if the Title Defect represents a discrepancy between (i) Seller’s Net Revenue Interest for the Title Defect Property and (ii) the Net Revenue Interest set forth for such Title Defect

Property in Schedule 2.07, then the Title Defect Value shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Schedule 2.07;

(d)

if the Title Defect represents an increase of (i) Seller’s Working Interest for any Title Defect Property over (ii) the Working Interest set forth for such Title Defect Property in Schedule 2.07 (in each case, except (A) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (B) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest), then the Title Defect Value shall be determined by calculating the Net Revenue Interest that results from such larger Working Interest, determining what the Net Revenue Interest would be using such calculated Net Revenue Interest and the Working Interest set forth in Schedule 2.07, and then calculating the adjustment in the manner set forth in Section 11.05(c) above; and

(e)

if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the productive life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller, and such other reasonable factors as are necessary to make a proper evaluation.

In no event, however, shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset.  The Title Defect Value with respect to a Title Defect shall be determined without any duplication of any costs or losses included in any other Title Defect Value hereunder, or for which Buyer otherwise receives credit in the calculation of the Purchase Price.

Seller’s Cure or Contest of Title Defects

.

Seller may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 11.06(b) and may seek to cure any asserted Title Defect as described in Section 11.06(a).

(a)

Seller shall have the right, at Seller’s sole cost and expense, to cure any Title Defect on or before sixty (60) days after the Defect Notice Date or, if later, after the date of resolution of such Title Defect or the Title Defect Value by an Expert pursuant to Section 11.15 (the “Title Defect Cure Period”) by giving written notice to Buyer of its election to cure prior to the Closing Date or, if later, after the applicable Expert Decision date.  If Seller elects to cure and:

(i)

actually cures the Title Defect (“Cure”) prior to the Closing, then the Asset affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or

(ii)

does not Cure the Title Defect prior to the Closing, then Seller shall convey the affected Asset to Buyer at the Closing, and (only to the extent in excess of the Aggregate Defect Deductible) retain out of the Deposit Amount the applicable Title Defect Value (or, if such Title Defect Value exceeds the balance of the Deposit Amount in the Escrow Account, Buyer shall deliver the amount of such excess to the Escrow Agent at the Closing), which amount shall remain on deposit in the Escrow Account subject to the terms of the Escrow Agreement as provided hereinafter; provided, however that (A) if Seller Cures the Title Defect within the time provided in this Section 11.06, then the Parties will instruct the Escrow Agent to release to Seller from the Escrow Account the applicable Title Defect Value (together with any interest thereon) within two (2) Business Days after Seller provides Buyer the evidence of such Cure; and (B) if Seller is unable to Cure the Title Defect within the time provided in this Section 11.06, then the Parties will instruct the Escrow Agent to release to Buyer from the Escrow Account the applicable Title Defect Value (together with any interest thereon), unless the Title Defect or Title Defect Value is disputed, in which case Section 11.06(b), below, shall apply.

(b)

Seller and Buyer shall attempt to agree on the existence of and Title Defect Value for all Title Defects.  Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose.  However, either Party may, at any time prior to the final resolution of the applicable Title Defect hereunder, submit any disputed Title Defect or Title Defect Value to arbitration in accordance with the procedures set forth in Section 11.15.  If a contested Title Defect or Title Defect Value cannot be resolved prior to the Closing, except as otherwise provided herein, the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing, and an amount equal to the Title Defect Value (only to the extent in excess of the Aggregate Defect Deductible) asserted by Buyer in connection with the disputed Title Defect will be retained out of the Deposit Amount at Closing (or, if such Title Defect Value exceeds the balance of the Escrow Account, Buyer shall deliver the amount of such excess to the Escrow Agent at the Closing) and remain on deposit in the Escrow Account subject to the terms of the Escrow Agreement as provided hereinafter.  Subject to Seller’s right to Cure a Title Defect prior to the expiration of the Title Defect Cure Period, if Seller is unable to Cure or elects not to Cure the applicable Title Defect, then within two (2) Business Days after such final decision or determination, the Parties will instruct the Escrow Agent to release to Buyer from the Escrow Account an amount equal to the finally determined or decided Title Defect Value (together with any interest earned thereon), and to Seller, the excess (if any) of the finally agreed or determined or decided Title Defect Value over the asserted Title Defect Value (together with any interest earned thereon).  If Seller elects to Cure a Title Defect after any such final determination, then within two (2) Business Days after the expiration of the Title Defect Cure Period, the Parties will instruct the Escrow Agent to release to Buyer from the Escrow Account an amount equal to the finally determined Title Defect Value (together with any interest earned thereon), and to Seller, the excess (if any) of the finally agreed or determined or decided Title Defect Value over the asserted Title Defect Value (together with any interest earned thereon).

Limitations on Adjustments for Title Defects

.  Notwithstanding the provisions of Sections 11.04, 11.05, and 11.06, Seller shall be obligated to adjust the Purchase Price to account for uncured Title Defects only to the extent that the sum of (a) the aggregate Title Defect Values of all uncured Title Defects (the “Aggregate Title Defect Value”), after taking into account any offsetting Title Benefit Values, plus (b) the Aggregate Environmental Defect Value exceeds the Aggregate Defect Deductible.  In addition, if the Title Defect Value for any single Title Defect is less than the De Minimis Title Defect Cost, such Title Defect Value shall not be considered in calculating the Aggregate Title Defect Value.

Title Benefits

. If Seller discovers any right, circumstance, or condition that operates (a) to increase the Net Revenue Interest for a Well above that shown in Schedule 2.07, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Schedule 2.07, or (b) to decrease the Working Interest of Seller in any Well below that shown in Schedule 2.07, by an amount that is proportionately greater than the corresponding decrease in Seller’s Net Revenue Interest therein below that shown in Schedule 2.07 (each, a “Title Benefit”), then Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such Title Benefit (a “Title Benefit Notice”) as soon as practicable but not later than 5:00 p.m., Central Time, on the Defect Notice Date, stating with reasonable specificity the Wells(s) affected, the particular Title Benefit claimed, and Seller’s good faith estimate of the amount that the additional interest increases the value of the affected Well(s) over and above the Allocated Value(s) of such Well(s) (the “Title Benefit Value”).  Buyer shall also promptly furnish Seller with written notice of any Title Benefit (including a description of such Title Benefit and the Assets affected thereby with reasonable specificity (the “Title Benefit Properties”)) which is discovered by any of Buyer’s or any of its Affiliates’ Representatives, employees, title attorneys, landmen, or other title examiners.  The Title Benefit Value of any Title Benefit shall be determined by the following methodology (without duplication): (i) if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value; (ii) if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property in Schedule 2.07, then the Title Benefit Value shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Schedule 2.07; (iii) if the Title Benefit represents a decrease of (A) Seller’s Working Interest for any Title Benefit Property below (B) the Working Interest set forth for such Title Benefit Property in Schedule 2.07 (with respect to any Well), then the Title Benefit Value shall be determined by calculating the Net Revenue Interest that results from such reduced Working Interest, determining what the Net Revenue Interest would be using such calculated Net Revenue Interest and the Working Interest set forth in Schedule 2.07, and then calculating the adjustment in the manner set forth in clause (ii) above; and (iv) if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the productive life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller, and such other reasonable factors as are necessary to make a proper evaluation.

Seller and Buyer shall attempt to agree on the existence of and Title Benefit Value for all Title Benefits on before the end of the Title Defect Cure Period.  If Buyer agrees with the existence of the Title Benefit and Seller’s good faith estimate of the Title Benefit Value, then the Aggregate Title Defect Value shall be offset by the amount of the Title Benefit Value.  If the Parties cannot reach agreement by the end of the Title Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 11.15. Notwithstanding the foregoing, the Parties agree and acknowledge that there shall be no upward adjustment to the Purchase Price for any Title Benefit. If a contested Title Benefit cannot be resolved prior to the Closing, Seller shall convey the affected Asset to Buyer, and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though there were no Title Benefit; provided, however, if the Title Benefit contest results in a determination that a Title Benefit exists, then the Aggregate Title Defect Value shall be adjusted downward by the amount of the Title Benefit Value as determined in such contest (which adjustment shall be made on the Final Settlement Statement).

Buyer’s Environmental Assessment

.  Beginning on the Execution Date and ending at 5:00 p.m., Central Time, on the Defect Notice Date, Buyer shall have the right, at its sole cost, risk, liability, and expense, to conduct a Phase I Environmental Site Assessment of the Assets.  During Seller’s regular hours of business and after providing Seller with written notice of any such activities no less than two (2) Business Days in advance (which written notice shall include the written permission of the operator (if other than Seller) and any applicable Third Party operator or other Third Party whose permission is legally required, which Seller shall reasonably cooperate with Buyer in securing), Buyer and its Representatives shall be permitted to enter upon the Assets, inspect the same, review all of Seller’s files and records (other than those for which Seller has an attorney-client privilege) relating to the Assets, and generally conduct visual, non-invasive tests, examinations, and investigations.  No sampling or other invasive inspections of the Assets may be conducted prior to the Closing without Seller’s prior written consent.  Buyer’s access shall be in accordance with, and subject to the limitations in, Section 5.01.

Environmental Defect Notice

.  Buyer shall notify Seller in writing of any Environmental Defect (an “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than 5:00 p.m., Central Time, on the Defect Notice Date.  To be effective, an Environmental Defect Notice shall include: (i) the Well(s) affected; (ii) a detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (iii) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect; and (iv) appropriate documentation reasonably necessary for Seller to substantiate Buyer’s claim and calculation of the Environmental Defect Value.  To give Seller an opportunity to commence reviewing and curing alleged Environmental Defects asserted by Buyer, Buyer shall use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during such calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Notice Date.  Notwithstanding anything herein to the contrary, Buyer forever waives Environmental Defects not asserted by an Environmental Defect Notice meeting all of the requirements set forth in the preceding sentence by 5:00 p.m., Central Time, on the Defect Notice Date.

Seller’s Exclusion, Cure or Contest of Environmental Defects

. Seller, in its sole discretion, (x) may elect to exclude at Closing any Well (which will become a Retained Asset) affected by an asserted Environmental Defect if the Environmental Defect Value with respect to such Environmental Defect equals or exceeds the Allocated Value of the affected Well(s) and reduce the Purchase Price by the Allocated Value(s) thereof, (y) may contest any asserted Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value as described in Section 11.11(b), and/or (z) may seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 11.11(a).

(a)

Seller shall have the right, at Seller’s sole cost and expense, to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before the Closing Date or, if later, after the date of resolution of such Environmental Defect or the Environmental Defect Value by an Expert (the “Environmental Defect Cure Period”) by giving written notice to Buyer to that effect prior to the Closing Date or, if later, after the applicable Expert Decision date, together with Seller’s proposed plan and timing for such remediation.  Seller shall remain liable for all Damages arising out of or in connection with such Environmental Defect until such time as such remediation or cure is completed.  If Seller elects to pursue remediation or cure as set forth in this Section 11.11(a), Seller shall implement such remediation or cure in a manner that is in compliance with all applicable Legal Requirements in a prompt and timely fashion for the type of remediation or cure. If Seller elects to pursue remediation or cure and:

(i)

completes a Complete Remediation of the relevant Environmental Defect prior to the Closing Date, the affected Well(s) shall be included in the Assets conveyed at the Closing, and no Purchase Price adjustment will be made for such Environmental Defect;

(ii)

subject to Section 11.11(b), does not complete such a Complete Remediation prior to the Closing, then unless Seller is entitled and elects to exclude such Asset(s) in accordance with this Section 11.11, Seller shall convey the affected Asset(s) to Buyer at the Closing, and the Purchase Price paid at Closing shall be reduced by an amount equal to the relevant Environmental Defect Value set forth in the Environmental Defect Notice (only to the extent in excess of the Aggregate Defect Deductible).

(b)

Seller and Buyer shall attempt to agree on the existence of, and Environmental Defect Value for, all Environmental Defects.  Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose.  However, a Party may, at any time prior to the final resolution of the applicable Environmental Defect hereunder, elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 11.15.  If a contested Environmental Defect or Environmental Defect Value cannot be resolved prior to the Closing, the affected Well(s), together with any other Assets appurtenant thereto, shall be included with the Assets conveyed to Buyer at the Closing, and an amount equal to the Environmental Defect Value (only to the extent in excess of the Aggregate Defect Deductible) asserted by Buyer in connection with the disputed Environmental Defect will be retained out of the Deposit Amount at Closing (or, if such Environmental Defect Value exceeds the balance of the Escrow Account, Buyer shall deliver the amount of such excess to the Escrow Agent at Closing) and remain on deposit in the Escrow Account as provided hereinafter, and the final determination of the Environmental Defect and/or Environmental Defect Value shall be resolved pursuant to Section 11.15.  Subject to Seller’s right to Cure an Environmental Defect prior to the expiration of the Environmental Defect Cure Period, if Seller is unable to Cure or elects not to Cure the applicable Environmental Defect, then within five (5) Business Days after such final decision or determination, the Parties will instruct the Escrow Agent to release to Buyer from the Escrow Account the amount equal to the finally determined Environmental Defect Value (together with any interest earned thereon), and to Seller, the excess (if any) of the finally determined Environmental Defect Value over the asserted Environmental Defect Value (together with any interest earned thereon).  If Seller elects to Cure an Environmental Defect after any such final decision or determination, then within five (5) Business Days after the expiration of the Environmental Defect Cure Period, the Parties will instruct the Escrow Agent to release to Buyer from the Escrow Account an amount equal to the finally determined Environmental Defect Value (together with any interest earned thereon), and to Seller, the excess (if any) of the finally determined Environmental Defect Value over the asserted Environmental Defect Value (together with any interest earned thereon).

Limitations

.  Notwithstanding the provisions of Sections 11.10 and 11.11, no adjustment to the Purchase Price for Environmental Defect Values shall be made unless and until the sum of (x) the aggregate Environmental Defect Values (the “Aggregate Environmental Defect Value”) plus (y) the Aggregate Title Defect Value (after taking into account any offsetting Title Benefit Values) exceeds the Aggregate Defect Deductible.  If the Environmental Defect Value with respect to any single Environmental Defect is less than the De Minimis Environmental Defect Cost, such cost shall not be considered in calculating the Aggregate Environmental Defect Value.

Exclusive Remedies

.

(a)

Except for the special warranty of Defensible Title in the Instruments of Conveyance, and without limiting Buyer’s remedies for Title Defects set forth in this Article 11, Article 3 and Article 5, Seller makes no warranty or representation, express, implied, statutory or otherwise with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (a) before the Closing, shall be as set forth in Section 11.06 or, if applicable, Section 8.08 and (b) after the Closing, shall be pursuant to the special warranty of Defensible Title in the Instruments of Conveyance.  Buyer shall not be entitled to protection under Seller’s special warranty of Defensible Title in the Instruments of Conveyance against any Title Defect reported by Buyer under Section 11.06.

(b)

The rights and remedies granted to Buyer in this Article 11 and, if applicable, in Section 8.08, and the representations and warranties in Section 3.13 are the exclusive rights and remedies against Seller related to any Environmental Condition, or Damages related thereto.  Buyer expressly waives, and releases Seller Group from, any and all other rights and remedies it may have under Environmental Laws against Seller regarding Environmental Conditions, whether for contribution, indemnity, or otherwise.  The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

Casualty Loss and Condemnation

. If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close the Contemplated Transactions.  In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds One Million Dollars ($1,000,000) net to Seller’s interest, Seller must elect by written notice to Buyer prior to the Closing Date either to (a) cause the Assets affected by such Casualty Loss to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (b) indemnify Buyer under an indemnification agreement mutually acceptable to the Parties against any costs or expenses that Buyer reasonably incurs to repair or restore the Assets subject to such Casualty Loss.  In each case, Seller shall retain all rights to insurance and other claims against Third Parties with respect to the applicable Casualty Loss except to the extent the Parties otherwise agree in writing.  Seller shall have no other liability or responsibility to Buyer with respect to a Casualty Loss, even if such Casualty Loss shall have resulted from or shall have arisen out of the sole or concurrent negligence, or fault of, or the violation of a Legal Requirement by, Seller or any member of Seller Group.

Expert Proceedings

.

(a)

Each matter referred to this Section 11.15 (a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 11.15.  Any notice from one Party to the other referring a dispute to this Section 11.15 shall be referred to herein as an “Expert Proceeding Notice”.

(b)

The arbitration shall be held before a one member arbitration panel (the “Expert”), mutually agreed by the Parties.  The Expert must (a) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5)-year period and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute.  The Expert must have not less than ten (10) years’ experience as a lawyer in the State of Louisiana with experience in exploration and production issues.  If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Experts.  If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven (7) Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three (3) acceptable, qualified experts, and within ten (10) Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the Houston office of the AAA.  Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters.  If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings.  Each Party will be responsible for paying one-half (1/2) of the fees charged by the AAA for the services provided in connection with this Section 11.15(b).

(c)

Within five (5) Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters.  Provided that no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 11.15 and the other applicable provisions of this Article 11, (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, (iii) Seller’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, and (iv) the Expert Proceeding Notice.

(d)

The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 11.15(c) above (the “Expert Decision”).  The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement, i.e., the Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate Disputed Matters.

(e)

The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error.  In making its determination, the Expert shall be bound by the rules set forth in this Article 11.  The Expert may consult with and engage disinterested Third Parties to advise the Expert, but shall disclose to the Parties the identities of such consultants.  Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5)-year period preceding the arbitration nor have any financial interest in the dispute.

(f)

The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award damages, interest, or penalties to either Party with respect to any matter.  Each Party shall bear its own legal fees and other costs of preparing and presenting its case.  All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration proceeding.

ARTICLE 12
EMPLOYMENT MATTERS

Seller Benefit Plans

.  Buyer shall not assume any of the Seller Benefits Plans.  The Seller Parties shall retain and shall be solely responsible for all obligations and liabilities under the Seller Benefit Plans, including obligations under COBRA with respect to “M&A qualified beneficiaries”, as defined in Treasury Regulation Section 54.4980B-9, whose qualifying event occurs in connection with the sale of the Assets as contemplated by this Agreement (except to the extent the Seller Parties and their ERISA Affiliates cease to maintain a group health plan and in such case, Buyer and its Affiliates shall assume any such COBRA obligation, liability, or responsibility for such M&A qualified beneficiaries).

Employees’ Offers

.  Buyer and its Affiliates may, but shall have no obligation to, make offers of employment to any employee of a Seller Party performing services with respect to the Assets at any time on or after the Closing Date on terms determined in the sole discretion of Buyer.  Through the Closing Date, the Buyer will conduct its diligence in coordination with each Seller Party’s executives and officers, and will not directly contact any employees of either Seller Party without Seller’s express written permission.

Non-Solicitation Period

. Between the Execution Date and the Closing Date, the Buyer will not directly or indirectly (including through any Affiliate), solicit to employ any employee of a Seller Party, provided that this prohibition will not apply to general solicitations for employees of the public (through search firms, public advertising, or otherwise).  From the day after the Closing Date through the ninetieth (90th) day after the Closing Date, Buyer may solicit and hire any employee of a Seller Party so long as Buyer pays Seller a sum equal to the actual severance paid or to be paid in connection with Seller’s termination of such person within two (2) days of the date upon which such individual commences employment with Buyer or an Affiliate.

No Third Party Beneficiary Rights

.  Nothing herein, expressed or implied, shall confer upon any employee of a Seller Party (or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise.  In addition, the provisions of this Article 12, are for the sole benefit of the Parties and are not for the benefit of any other Person.  Nothing in this Article 12, express or implied, shall be (a) deemed an amendment of any Seller Benefit Plan providing benefits to any employee of any Seller Party or (b) construed to prevent Buyer or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Buyer or its Affiliates may establish or maintain.

ARTICLE 13
GENERAL PROVISIONS

Records

.  On the Closing Date, Seller shall cause to be delivered (in electronic format) to Buyer the accounting Records that are maintained for the Assets in electronic form.  As soon as reasonably practicable following the Closing Date (but in any event within thirty (30) days after the Closing Date), Seller, at Buyer’s cost and expense, shall deliver originals of all other Records to Buyer (FOB Seller’s office).  Until the records are delivered to Buyer after the Closing, Seller shall provide to Buyer reasonable access to the Records at Seller’s offices during normal business hours.  With respect to any original Records delivered to Buyer, (a) Seller shall be entitled to retain copies of such Records, and (b) Buyer shall retain any such original Records for at least three (3) years after the Closing Date (or seven (7) years thereafter with respect to those Records relevant for Tax audit purposes), during which time period Seller shall be entitled to obtain access to such Records, during normal business hours and upon reasonable prior notice to Buyer, so that Seller may make copies of such original Records, at its own expense, as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or Threatened Proceeding against Seller.

Expenses; Tax Allocations and Tax Return Filings

.

(a)

Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, accountants, engineers, independent landmen, and other consultants.  However, the prevailing Party in any Proceeding brought under or to enforce this Agreement, excluding any expert proceeding pursuant to Section 11.15 or Section 2.05(e), shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.

(b)

All Transfer Taxes and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other Instruments of Conveyance required to convey title to the Assets to Buyer shall be borne by Buyer.  Seller shall retain responsibility for, and shall bear, all Asset Taxes for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time.  All Asset Taxes arising on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer.  For purposes of allocation between the Parties of Asset Taxes assessed for any Straddle Period, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); (B) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A)) shall be allocated based on revenues from sales occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning at the Effective Time (which shall be Buyer’s responsibility).  For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time.  To the extent the actual amount of any Asset Taxes described in this Section 13.02(b) is not determinable at Closing, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.05.  Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 13.02(b). Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 13.02(b).

(c)

Except as required by applicable Legal Requirements, in respect of Asset Taxes: (i) Seller shall be responsible for timely remitting all Asset Taxes due on or prior to the Closing Date (subject to Seller’s right to reimbursement by Buyer under Section 13.02(b)), and Buyer shall be responsible for timely remitting all Asset Taxes due after the Closing Date (subject to Buyer’s right to reimbursement by Seller under Section 13.02(b)), in each case, to the applicable taxing authority, and (ii) Seller shall prepare and timely file any Tax Return for Asset Taxes required to be filed on or before the Closing Date, and Buyer shall prepare and timely file any Tax Return for Asset Taxes required to be filed after the Closing Date (including Tax Returns relating to any Straddle Period).  Each Party shall indemnify and hold the other Party harmless for any failure to file such Tax Returns and to make such payments.  Buyer shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements.  Buyer shall provide Seller with a copy of any Tax Return relating to any Straddle Period for Seller’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return.

(d)	Seller shall be responsible for all Income Taxes arising out of the sale of the Assets and shall timely pay and file all Tax Returns for such Income Taxes.
(e)

Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all Legal Requirements for record retention.

Notices

.  All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt, or (c) when received by the addressee, if sent by U.S. mail, postage prepaid with return receipt requested, or by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and emails set forth below (or to such other recipients, addresses, or email addresses as a Party may from time to time designate by notice to the other Party); provided, however, that if any such notice is not received on a Business Day or after normal business hours on a Business Day, the notice will be deemed to have been given on the next succeeding Business Day:

NOTICES TO BUYER:

Staghorn Petroleum II, LLC
One West Third Street, Suite 1000
Tulsa, Oklahoma  74103
Attention: Richard Eby
E-mail: reby@staghornpetro.com
Telephone: 918-584-2558

With a copy (which shall not constitute notice) to:
Jackson Walker LLP
1401 McKinney St., Suite 1900
Houston, Texas 77010
Attention: Michael P. Pearson
Telephone: 713-752-4311
Email: mpearson@jw.com

NOTICES TO SELLER:

Riviera Operating, LLC
Riviera Upstream, LLC
717 Texas Avenue, Suite 2000
Houston, Texas 77002
Attention: General Counsel
E-mail: Handerson@Rvraresources.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street, Suite 4500
Houston, Texas  77002
Attention:Rahul D. Vashi, P.C.
R.J. Malenfant
Email: rahul.vashi@kirkland.com
rj.malenfant@kirkland.com

Governing Law; Jurisdiction; Service of Process; Jury Waiver

.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR THE RIGHTS, DUTIES, AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY

CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF OKLAHOMA.  WITHOUT LIMITING THE PARTIES’ AGREEMENT TO ARBITRATE IN SECTION 11.15 OR THE DISPUTE RESOLUTION PROCEDURE PROVIDED IN SECTION 2.05(e) WITH RESPECT TO DISPUTES ARISING THEREUNDER, THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, OR THE STATE COURTS LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, ANY TRANSACTION DOCUMENTS, OR ANY CONTEMPLATED TRANSACTION.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, ANY TRANSACTION DOCUMENTS, OR ANY CONTEMPLATED TRANSACTION SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.  EACH PARTY VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENTS, OR ANY CONTEMPLATED TRANSACTION.  THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.  TO THE EXTENT THAT A PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 13.04.

Further Assurances

.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge, and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.  If, after the Closing Date, either Party receives monies belonging to the other Party, such amounts shall be disbursed to the Party entitled to receive them within thirty (30) days after receipt.  If, during the one (1) year period following the Closing Date, an invoice or other evidence of an obligation is received by a Party, which is either an obligation assumed by the other Party or partially an obligation of both Seller and Buyer, Seller and Buyer shall consult with each other, and an adjustment for such amount will be made either on the Final Settlement Statement, or, if the evidence of the obligation is not received until after the completion of the final accounting pursuant to Section 2.05(e), in cash as the Parties may agree.

Waiver

.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by either Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Entire Agreement and Modification

.  This Agreement, together with the Confidentiality Agreement, the Escrow Agreement, the Instruments of Conveyance, and all other documents and instruments executed or delivered by any of the Parties pursuant hereto (collectively, the “Transaction Documents”), supersede all prior discussions, communications, and agreements (whether oral or written) between the Parties with respect to their subject matter and constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties.  No representation, promise, inducement, or statement of intention with respect to the subject matter of this Agreement has been made by either Party that is not embodied in this Agreement or the other Transaction Documents, and neither Party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth.  In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit hereto, the terms and provisions of this Agreement shall govern, control, and prevail.

Assignments, Successors, and No Third Party Rights

.  Neither Party may assign or delegate any of its rights, liabilities, covenants, or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party). Any assignment made without such consent shall be void.  Any such assignment of rights shall provide expressly for the assumption by the transferee of the obligations of the assigning party under this Agreement.  Notwithstanding the non-transferring Party’s consent to such an assignment, no such assignment shall relieve the assigning Party of any of its obligations under this Agreement unless specifically consented to and approved by the non-transferring Party.  In the absence of such a consent or approval by the non-transferring Party, the assigning party shall remain jointly and severally liable with its permitted transferee for the future performance of the assigning Party’s obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties or any other agreement contemplated herein (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  Subject to the preceding sentence, this Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and such other agreements (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), and their respective successors and permitted assigns.

Severability

.  If any provision of this Agreement is held invalid, illegal, or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  Upon such a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, to the end that the Contemplated Transactions are fulfilled to the greatest extent possible.

Article and Section Headings, Construction

.  The headings of Sections, Articles, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation.  All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit, or Schedule of this Agreement, unless otherwise specified.  Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule, or other provision of this Agreement.  Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined.  All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.  Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of this Agreement.

Counterparts

.  This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.  At the Parties’ election, this Agreement may be executed by the Parties in different locations and shall become binding upon both Parties upon the exchange by the Parties of executed signature pages by portable document format (PDF) by email.

Press Release

. If any Party wishes to make a press release or other public announcement respecting this Agreement or specific to the Contemplated Transactions, such Party will provide a courtesy copy to the other Party of the language relevant to the transaction prior to the release or public announcement.  Neither Party will issue a press release or other public announcement that includes the name of a non-releasing Party or its Affiliates without the prior written consent of such non-releasing Party (which consent may be withheld in such non-releasing Party’s sole discretion).  Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 13.12.

Confidentiality

.  If the Closing occurs, and the Confidentiality Agreement is terminated pursuant to Section 5.01(c), Seller’s and Buyer’s respective obligations under the Confidentiality Agreement shall terminate as of the Closing Date.  After the Closing Date, except as provided hereinafter, (i) Seller agrees not to disclose, and to keep confidential, for a period of one (1) year after the Closing Date, the material business terms of this Agreement, each other Transaction Document, and the Records, reports, title opinions, abstracts, notices and other information provided hereunder as such relate to the Assets, including all environmental information regarding the Leases, Units, and Wells obtained by Buyer pursuant to its operational and environmental assessment of the Assets under Section 5.01 and Article 11 (as to which, for purposes of this Section 13.13, Buyer shall be deemed to be the “Disclosing Party,” and Seller shall be deemed to be the “Recipient”); and (ii) Buyer agrees not to disclose, and to keep confidential, for a period of one (1) year after the Closing Date, the amounts of the Purchase Price, the other material business terms of this Agreement and each other Transaction Document, and the Records, reports, and other information provided by Seller to Buyer hereunder that relate to any assets or liabilities not included in the Assets (as to which, for purposes of this Section 13.13, Seller shall be deemed to be the Disclosing Party, and Buyer shall be deemed to be the Recipient).  For purposes of this Agreement, the data and information to be kept confidential by, respectively, Seller and Buyer as provided in the preceding sentence shall be referred to herein as “Confidential Information.”  With respect to the Confidential Information:

(a)

Recipient shall not disclose, disseminate, or otherwise publish or communicate Confidential Information received hereunder to any Third Party without the prior written consent of the Disclosing Party, except to (A) Affiliates and its and their shareholders, directors, members, managers, partners, trustees, officers, and employees, as well as Recipient’s financial advisors, lenders, investment bankers, attorneys, auditors, engineers, and other consultants and representatives, potential and actual sources of financing and, in the case of Buyer, bona fide potential purchasers of all or any of the Assets (collectively, its “Information Group”) who have a “need to know” and who have been advised of the confidentiality obligations herein and have previously agreed to be bound by the terms hereof with regard to the Confidential Information, and (B) Persons to whom disclosure is necessary in order to obtain a Required Consent or give notice with respect to a Preferential Purchase Right.  Recipient shall be responsible for the actions of its Information Group with respect to the Confidential Information.  Recipient shall protect the Confidential Information received hereunder from disclosure to any Third Party by using the same degree of care that it uses to prevent the unauthorized disclosure of its own confidential or proprietary information of like nature, but in no event less than a reasonable degree of care.
(b)

This Agreement imposes no obligations with respect to information that: (A) was in Recipient’s possession without a duty of confidentiality to the Disclosing Party before receipt from the Disclosing Party; (B) is or becomes a matter of public knowledge through no act or omission of Recipient; (C) is rightfully received by Recipient from a Third Party without a duty of confidentiality; (D) is disclosed by Recipient with the Disclosing Party’s prior written approval or for reasons described in Section 13.13(c).

(c)

If Recipient is required to disclose Confidential Information by operation of aw (including as required under state or federal securities laws or applicable stock exchange or quotation system requirements), or under compulsion of judicial process (including a Proceeding to enforce its rights under this Agreement), no breach of this Section 13.13 shall occur by reason of such a disclosure; provided that, Recipient will disclose only such information as is legally required by applicable law or order of a court of competent jurisdiction or other Governmental Body, and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed.  Recipient will provide the Disclosing Party as much notice of such possible disclosure as is reasonably practicable prior to disclosure to give the Disclosing Party an opportunity to seek a protective order or take other appropriate action.

Name Change

.  As promptly as practicable, but in any event within sixty (60) days after the Closing Date, Buyer shall eliminate, remove, or paint over the use of the names “Linn” or “Riviera” and variants thereof from the Assets, and, except with respect to such grace period for eliminating the existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates.  Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.

Appendices, Exhibits and Schedules

.  All of the Appendices, Exhibits, and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.  Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits, and Schedules prior to and as of the execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:

Riviera Upstream, LLC

By:	/s/ David Rottino
Name:	David Rottino
Title:	President and Chief Executive Officer

Riviera Operating, LLC

By:	/s/ David Rottino
Name:	David Rottino
Title:	President and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

BUYER:

Staghorn Petroleum II, LLC

By:	/s/ Frank G. Eby
Name:	Frank G. Eby
Title:	Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]